Exhibit 2.2

EXECUTION VERSION

SALE OF BUSINESS AGREEMENT

DATED 22 AUGUST 2014

ROYAL & SUN ALLIANCE INSURANCE PLC

AND

ALLIED WORLD ASSURANCE COMPANY, LTD

EXECUTION VERSION

EXECUTION VERSION

Schedule

1.	Warranties	27
2.	Limits on Warranty Claims	36
3.	Assets	41
	Part 1 Assets	41
	Part 2 Apportionment of Initial Consideration	42
4.	The Property	43
5.	Pre-Completion Undertakings	44
6.	Completion	46
	Part 1 Seller’s Obligations	46
	Part 2 Purchaser’s Obligations	47
7.	Employees	48
8.	Excluded Contracts	51
9.	Completion Accounts	53
	Part 1 Preparation of the Completion Balance Sheet	53
	Part 2 Pro Forma Completion Balance Sheet	56
	Part 3 Specific Policies for Preparation of the Completion Balance Sheet	57
10.	List of Documents to be submitted to the MAS and the Supreme Court	59
11.	Agreed Form Scheme	60
12.	Agreed Form Deed of Novation	61
13.	Agreed List of Business Trade Marks	62
14.	Transitional Services	64
	Part 1 Definitions	64
	Part 2 General Provisions	65
	Part 3 Transitional Services	69
15.	Interpretation	73

Signatories		85

EXECUTION VERSION

THIS AGREEMENT is made on 22 August 2014

BETWEEN:

(1)

ROYAL & SUN ALLIANCE INSURANCE PLC a limited liability company incorporated in England and Wales with number 00093792 whose registered office is at St Marks Court, Chart Way, Horsham, West Sussex RH12 1XL (the Seller); and

(2)	ALLIED WORLD ASSURANCE COMPANY, LTD a limited liability company incorporated in Bermuda whose address is at 27 Richmond Road, Pembroke HM 08 Bermuda (the Purchaser).

BACKGROUND:

(A)	The Seller carries on the Business (as defined below) acting through its Singapore Branch.

(B)

The Seller wishes to sell and the Purchaser wishes to purchase the Business with a view to carrying on the Business through its Singapore branch as a going concern in succession to the Seller on the terms and subject to the conditions set out in this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 15 apply throughout this agreement, unless the contrary intention appears.

1.2

In this agreement, unless the contrary intention appears, a reference to a recital, clause, subclause, section or schedule is a reference to a recital, clause, subclause, section or schedule to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE BUSINESS

2.1

Subject to the Conditions being satisfied, the Seller shall sell and the Purchaser shall purchase the Assets with a view to the Purchaser carrying on the Business from Completion as a going concern in succession to the Seller.

2.2	The Seller shall sell the Assets free from all Encumbrances. Property and risk in those Assets shall vest in the Purchaser on Completion.

2.3	The Seller covenants with the Purchaser that it has the right to sell and transfer the full legal and beneficial interest in the Assets to the Purchaser on the terms set out in this agreement.

3.	EXCLUDED ASSETS AND LIABILITIES

3.1	Nothing in this agreement shall operate to transfer:

(a)	the Licensed RSA Marks; or

(b)	the Retained Business.

3.2	The Purchaser:

EXECUTION VERSION

(a)

covenants with the Seller that it will duly and properly perform, assume, pay and discharge all Assumed Liabilities and all debts, liabilities and obligations incurred by it in connection with the Business after Completion; and

(b)

shall, subject to clause 3.4, indemnify the Seller and each other member of the Seller’s Group against all Costs incurred or suffered by the Seller or such other member of the Seller’s Group in respect of the Assumed Liabilities and the debts, liabilities and obligations incurred by the Purchaser in connection with the Business after Completion save in respect of a Warranty Claim attributable to the Assumed Liability in respect of which the indemnity is sought and which has been made in accordance with the provisions of Schedule 2.

3.3

With effect from Completion, the Seller shall indemnify the Purchaser and each other member of the Purchaser’s Group against all Costs incurred or suffered by the Purchaser or such other member of the Purchaser’s Group on or after Completion in respect of the Excluded Assets, Excluded Contracts and Excluded Liabilities.

3.4

The Seller agrees that to the extent a Warranty Claim attributable to an Assumed Liability in respect of which an indemnity is sought under clause 3.2(b) (the Indemnified Liability) remains to be agreed between the parties or finally determined by an arbitration tribunal in accordance with the provisions of clause 28.3, it shall not be entitled to recover in respect of the Indemnified Liability until such time as the Warranty Claim has been agreed between the parties or finally determined by an arbitration tribunal (as the case may be) and provided always that any sum agreed, awarded or paid to the Purchaser in respect of the Warranty Claim (as may have been agreed between the parties or finally determined by an arbitration tribunal) may not be claimed, set-off against or recovered under the indemnity.

4.	CONDITIONS PRECEDENT

4.1	The sale and purchase of the Business is conditional on:

(a)

the MAS having given its approval in writing (the MAS Approval) for the transfer to the Purchaser of the Scheme Assets and Liabilities pursuant to the Scheme and any conditions attaching to the MAS Approval having been satisfied;

(b)

the Singapore Court having granted an order pursuant to Division 1 of Part IIIAA of the Singapore Insurance Act, confirming the terms of the Scheme (the Singapore Court Order) and any conditions attaching to the Singapore Court Order and any ancillary order made by the High Court of Singapore having been satisfied; and

(c)	the novation, or legal and valid assignment, of the rights and benefits of, subject to Completion, the Premium Agreement,

each a Condition and together, the Conditions.

4.2

In relation to the Conditions set out in clause 4.1, each of the Seller and the Purchaser shall use its best endeavours to procure (so far as it is so able to procure) that such Conditions are satisfied on or before the Long Stop Date. If all the Conditions are not satisfied on or before that date except for this subclause, clauses 1, 9.5, 21, 23, 24, 25, 26, 27 and 28 and the provisions of Schedule 15 (the Surviving Provisions), all the other clauses of this agreement shall lapse and cease to have effect save that lapsing or termination of this agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to such termination.

EXECUTION VERSION

5.	PRE-COMPLETION COVENANTS

5.1	Until Completion the Seller shall, to the extent permitted by law and subject to clause 5.2, comply with the provisions of Schedule 5.

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

(a)

any matter of which written notice has been given to the Purchaser but in relation to which the Purchaser has not made a final determination within (i) two Business Days in relation to any matter referred to in paragraph 1.3(f) of Schedule 5 or (ii) five Business Days in relation to any matter referred to in paragraph 1.3 other than paragraph 1.3(f), from the date on which such written notice was sent (and failure to respond in writing to a written notice shall be deemed to be failure to make a final determination in respect of the matter contained within such written notice). Notwithstanding anything contained in this clause 5.2(a), the Purchaser agrees to use its best endeavours to respond to a request for consent from the Seller in relation to paragraph 1.3(i)(i) of Schedule 5 within 24 hours of the receipt of any such request for consent;

(b)	the completion or performance of any obligations required under any contract or arrangement entered into by the Seller or in respect of any of the Business prior to the date of this agreement;

(c)

any matter reasonably undertaken by the Seller or any member of the Seller’s Group in respect of the Business in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances, failing which, the Purchaser will be promptly notified);

(d)	any matter contemplated in this agreement or the other Transaction Documents;

(e)	any payment for or in respect of Tax when due;

(f)	any matter undertaken at the written request of the Purchaser;

(g)

any action necessary (in the reasonable belief of the Seller) in order to comply with any requirement of applicable law or regulation (including any rules or requirements of or any direction received from any Government Agency) and in respect of any such material matter the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances;

(h)

the giving of notice to terminate agreements or arrangements in respect of services provided by members of the Seller’s Group in relation to the Business or the entry into of amendment agreements to provide for such termination on Completion pursuant to the terms of this agreement;

(i)

subject to clause 5.5, responding to any communication from, or attending any calls or meetings with, any Government Agency (and of which the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances, failing which, the Purchaser will be promptly notified); or

(j)

the settlement (prior to the Completion Date) of any amounts due in respect of any Indebtedness related to the Business to the Seller’s Group in accordance with the terms of any intra-company or intra-group arrangements, except for the Equity.

EXECUTION VERSION

5.3	The Seller covenants that it shall:

(a)

lodge the necessary documents with the MAS to seek the MAS Approval and make the necessary application to the Singapore Court to have the Scheme and the transfer of Scheme Assets and Liabilities pursuant to the terms of this agreement and the Scheme approved and/or confirmed after the receipt of copies of the relevant documents from the Purchaser under clause 5.4(a) and (b) below and further covenants to provide all documents (in the Agreed Form required) in respect of the Seller and those documents set out in Schedule 10 in the Agreed Form for the purposes of lodging the necessary documents with the MAS and making the necessary application to the Singapore Court to approve and/or confirm the Scheme and any supplemental documents as may be requested by the MAS or the Singapore Court;

(b)

to the extent not prohibited by the MAS or by any applicable law, from the date of this agreement until Completion, allow the Purchaser and any persons authorised by it, upon reasonable notice and during normal business hours, access to its books and records relevant to the operation of the Business for the purposes of transition planning; and

(c)	procure that the Business shall settle the Head Office Account prior to Completion in cash.

5.4	The Purchaser covenants that it shall:

(a)

as soon as reasonably practicable after the date of this agreement, and in any event within 25 Business Days of the execution of this agreement, or in the case of any additional or supplementary information requested by the MAS or the Singapore Court (as the case may be), as soon as reasonably practicable after such request and subject to receiving the reasonable co-operation of the Seller, provide to the Seller the documents (in the form required) in respect of the Purchaser required for the purposes of the application to the MAS and the approval of the Scheme under clause 5.3(a) above and any supplemental documents as may be required by the MAS or the Singapore Court;

(b)

promptly amend, modify or re-execute any document provided by it under subclause 5.4(a) and co-operate with the Seller to amend, modify or re-submit any application submitted by the Seller under clause 5.3(a), as necessary or as required by the MAS or the Singapore Court, provided always that any such amendment, modification or re-submission shall not materially prejudice the business interests of the Purchaser as reasonably determined by the Purchaser;

(c)

promptly notify the Seller, and provide details to the Seller, of any communications (and provide copies of any written communications) from the MAS or the Singapore Court or any other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Seller;

(d)

provide the Seller (or advisers nominated by the Seller) with draft copies of all submissions and communications to the MAS or the Singapore Court, or other persons in relation to obtaining any consent, approval or action at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and promptly provide the Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent; and

(e)

to the extent not prohibited by the MAS or the Singapore Court, or any other person concerned, allow persons nominated by the Seller to attend all meetings with the MAS or the Singapore Court, or other persons and, where appropriate, make oral submissions at such meetings and, where the Seller has not attended such meetings, the Purchaser shall provide the Seller with reasonable details of those meetings as soon as reasonably practicable (and in any event within two Business Days of such meeting),

EXECUTION VERSION

provided that nothing in this clause shall oblige the Purchaser to provide the Seller with information concerning the operation of the Business or any other part of the Purchaser’s Group’s business after Completion to the extent that it does not relate to the satisfaction of any Condition.

5.5	The Seller covenants that it shall (to the extent permitted by law and the MAS) in relation to the application to the MAS and the approval of the Scheme under clause 5.3 above:

(a)

promptly consult with the Purchaser and provide the Purchaser (or advisers nominated by the Purchaser) with draft copies of all submissions and communications to the MAS in connection with the MAS approval process or approval of the Scheme by the Singapore Court, or other persons in relation to obtaining any consent, approval or action at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and promptly provide the Purchaser (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

(b)

promptly notify the Purchaser, and provide details to the Purchaser, of any communications (and provide copies of any written communications) from the MAS or the Singapore Court or any other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Purchaser; and

(c)

to the extent not prohibited by the MAS or the Singapore Court, or any other person concerned, allow persons nominated by the Purchaser to attend all meetings with the MAS or the Singapore Court, or other persons and, where appropriate, make oral submissions at such meetings and, where the Purchaser has not attended such meetings, the Seller shall provide the Purchaser with reasonable details of those meetings as soon as reasonably practicable (and in any event within two Business Days of such meeting).

6.	COMPLETION

6.1

Completion shall take place at the office of Baker & McKenzie.Wong & Leow in Singapore at 9:30 a.m. (Singapore time) on the day falling at the end of the calendar month (or if that day is not a Business Day, on the next following Business Day) following the third Business Day after the date on which all the Conditions are satisfied or at such other time and on such other date as the Seller and the Purchaser may agree.

6.2	At Completion:

(a)	the Seller shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 6.

6.3	The Purchaser shall not be entitled in any circumstances to rescind or terminate this agreement after Completion.

6.4

Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of the Assets unless, in the case of the Purchaser, the obligations of the Seller set out in Part 1 of Schedule 6 have been complied with and, in the case of the Seller, the obligations of the Purchaser set out in Part 2 of Schedule 6 have been complied with, in each case on the Completion Date. If any of the obligations of the Seller set out in Part 1 of Schedule 6 are not complied with on the Completion Date, the Purchaser may, and if any of the obligations of the Purchaser set out in Part 2 of Schedule 6 are not complied with, the Seller may, in addition and without prejudice to all other rights and remedies available to it, elect to:

EXECUTION VERSION

(a)

defer Completion to a Business Day which is not less than five Business Days and not more than 15 Business Days after the original due date for Completion by giving notice to the other party (so that the provisions of this clause 6 shall apply to Completion as so deferred);

(b)	proceed to Completion as far as practicable; or

(c)

terminate this agreement by notice to the other party without liability on the part of the non-breaching party and except for this subclause and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect save that lapsing or termination of this agreement (for whatever reason) shall be without prejudice to the respective rights or liabilities of each of the parties accrued prior to such termination.

7.	INITIAL CONSIDERATION

7.1

The initial consideration for the sale of the Assets shall be GBP93,200,000 (the Initial Consideration). The Initial Consideration shall be apportioned as set out in Part 2 of Schedule 3 and shall be payable in cash on Completion in accordance with the provisions of Schedule 6 as adjusted in accordance with clauses 7.2, 8 and Schedule 9.

7.2

In the event that by Completion, the Property Lease is not novated or legally and validly assigned to the Purchaser with effect from Completion within five months from the date of this agreement (unless otherwise extended by mutual agreement of the parties), the Initial Consideration payable at Completion shall be reduced by an amount equal to USD900,000.

8.	ADJUSTMENT TO INITIAL CONSIDERATION

8.1	The Initial Consideration shall be adjusted following Completion in accordance with this clause 8 as follows:

(a)	if the Completion Equity exceeds SGD44,075,674, the Initial Consideration shall be increased by the amount by which the Completion Equity exceeds SGD44,075,674; or

(b)	if the Completion Equity is less than SGD44,075,674, the Initial Consideration shall be reduced by the amount by which the Completion Equity is less than SGD44,075,674.

8.2	If as a result of such an adjustment:

(a)	the amount of the Initial Consideration is increased, the Purchaser shall make a payment to the Seller of a sum equal to that increase; or

(b)	the amount of the Initial Consideration is reduced, the Seller shall make a payment to the Purchaser of a sum equal to that reduction,

together with interest on that sum calculated on a daily basis at the rate of 2.5% per annum from (and including) Completion to (but excluding) the date of actual payment (Adjustment Amount).

8.3	Any such payment shall be made within five Business Days following the day on which the Completion Balance Sheet is finalised as contemplated by Schedule 9.

EXECUTION VERSION

9.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION

9.1

The Purchaser acknowledges and agrees with the Seller (on behalf of itself and for each member of the Seller’s Group) that, save as expressly set out in the Trade Mark Licence, nothing in this agreement shall transfer or licence, or shall operate as an agreement to transfer or licence any right, title or interest in or to any of the Licensed RSA Marks or any similar name or mark or any associated goodwill or any domain name that includes any such Licensed RSA Mark or similar name or mark.

9.2

The Purchaser undertakes to the Seller (on behalf of itself and for each member of the Seller’s Group) that, save as expressly provided in the Transaction Documents, it shall not, and shall procure that no member of the Purchaser’s Group shall, hold itself out as being or having been part of or in any way connected with the Seller’s Group (save in relation to any arrangements relating to Global Business (as defined in clause 18.1)).

9.3

The Purchaser undertakes to the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) that it shall procure that, as soon as practicable after Completion and in any event within the period of six months following Completion, it shall re-label, destroy or exhaust all materials held by it that bear any RSA Mark, including signage, advertising, promotional and sales materials, product literature, software, stationery, business cards, websites and any other materials (collectively, the Materials) and shall procure that each member of the Purchaser’s Group shall within six months after Completion remove from any website it owns or controls the RSA Marks and any reference to the Seller or the Seller’s Group, or the business of the Seller’s Group and shall delete any hypertext links which connect any such websites to Seller’s Group websites. The Purchaser agrees to take all reasonable steps to ensure that where, during such period of six months following Completion, any existing stocks of marketing or sales materials bearing any RSA Mark are used in the course of the Business, the recipients of those materials are made aware (in writing wherever practicable) that the entity carrying out the Business does not form part of the Seller’s Group and has no association with the Seller’s Group and is not therefore carrying on business for or representing any member of the Seller’s Group.

9.4	Nothing in this agreement shall oblige the Purchaser to remove or obliterate any RSA Mark from:

(a)

any Materials (or copies of such Materials) in existence prior to Completion (and to which the RSA Mark was applied prior to Completion) that have been issued to or otherwise distributed to policyholders or their insured, or any other third parties, but excluding any software that will remain in use by the Business on an on-going basis from Completion; or

(b)	any non-policyholder facing records that are used for internal purposes only.

9.5

The Purchaser undertakes to the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) that neither it nor any member of the Purchaser’s Group shall anywhere in the world file or permit or encourage others to file any trade mark applications in relation to, or otherwise make any claim to or seek to (or permit or encourage others to) acquire any rights in any of the RSA Marks or any name or mark which includes any of the RSA Marks or any name or mark which is similar or substantially similar to or so nearly resembling any of the RSA Marks as might reasonably cause deception or confusion. The provisions of this clause 9.5 shall survive any termination of this agreement.

9.6

The Purchaser shall indemnify and keep the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) fully and effectively indemnified from and against all Costs suffered or incurred in connection with the use by the Purchaser or any of its subsidiaries of the RSA Marks.

EXECUTION VERSION

9.7

If the Purchaser owns after Completion any Intellectual Property Rights or rights in Information which prior to Completion related exclusively or predominantly to the Retained Business, the Purchaser shall procure that such Intellectual Property Rights and/or rights in Information are transferred to the Seller or a company nominated by the Seller for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

9.8

The Seller hereby assigns to the Purchaser (or shall procure the assignment to the Purchaser), absolutely with full legal and beneficial title to and interest in, and free from all Encumbrances, the Business Intellectual Property Rights, including the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Business Intellectual Property Rights whether occurring before, on, or after the date of this agreement and, to the extent that the Seller (or a member of the Seller’s Group) is restricted by applicable law from giving effect to the above assignment, the Seller grants, and shall procure the grant by each relevant member of the Seller’s Group (with effect from Completion) to the Purchaser a non-exclusive, perpetual, royalty-free licence of all the Business Intellectual Property Rights.

9.9

If a member of the Seller’s Group owns after Completion any Intellectual Property Rights or rights in Information (except for rights in any RSA Mark) which prior to Completion related exclusively or predominantly to the Business, the Seller shall procure that such Intellectual Property Rights and/or rights in Information are transferred to the Purchaser for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

9.10

The Purchaser hereby grants, and shall procure the grant by each relevant member of the Purchaser’s Group (with effect from Completion) to the Seller and each member of the Seller’s Group a non-exclusive, perpetual, worldwide, royalty-free licence (with the right to sublicense) of all Business Intellectual Property Rights and rights in Information owned by the Purchaser, which prior to Completion related (but not exclusively or predominantly) to the Retained Business.

9.11	No right to use any software licensed to a member of the Seller’s Group which is sublicensed to, or used for the benefit of, the Business shall continue following Completion.

9.12

Save as expressly set out in the Trade Mark Licence, the Purchaser acknowledges and agrees that the Purchaser’s Group does not have any licence nor is the Seller required to procure such a licence to use the RSA Name and the Purchaser undertakes to the Seller that it will not, and will procure that no member of the Purchaser’s Group will, use the RSA Name after Completion.

10.	POST-COMPLETION COVENANTS

10.1	The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, for a period of five years from Completion:

(a)	retain in its or the relevant member of the Purchaser’s Group’s possession and control; and

(b)

as promptly as practicable during normal business hours and on reasonable notice, permit the Seller or its duly authorised representatives (which shall include (without limitation) the Seller’s external auditors), for the sole purpose of obtaining information required for the Seller or a member of the Seller’s Group for the preparation or audit of accounts and Taxation returns and filings, to inspect and (to the extent permitted by applicable law) take copies of, all the business records relating to the Business in respect of the period before Completion that are in its or a member of the Purchaser’s Group’s possession or control, and the Purchaser shall procure that such business records that are held before Completion by the Seller and handed over to the Purchaser at Completion and which are required by law to be retained are properly maintained and retained in a manner materially consistent with the past practice of the Business.

EXECUTION VERSION

10.2

The Seller shall, and shall procure that each member of the Seller’s Group shall, for a period of five years from Completion, during normal business hours and on reasonable notice, permit the Purchaser or its duly authorised representatives (which shall include (without limitation) the Purchaser’s external auditors) for the sole purpose of obtaining information required for the Purchaser or a member of the Purchaser’s Group for the preparation or audit of accounts and Taxation returns and filings, to inspect and (to the extent permitted by applicable law) take copies of, all the business records of the Seller or such member of the Seller’s Group in relation to the Business before Completion that are in its or such member of the Seller’s Group’s possession or control. The Seller shall, and shall procure that such business records that are required by applicable law to be retained are retained by the Seller or such member of the Seller’s Group in accordance with such law.

10.3	The Seller shall, or shall procure that a member of the Seller’s Group shall, provide the relevant services to the Purchaser in relation to the Business as and on the basis as set out in Schedule 14.

10.4

Each of the Purchaser and the Seller shall, as soon as reasonably practicable after Completion and in any event in accordance with all time periods stipulated pursuant to any applicable law, make all post-Completion notifications required to be made by it, and procure that all post-Completion notifications required to be made by a member of the Purchaser’s Group, in the case of the Purchaser, and a member of the Seller’s Group, in the case of the Seller, be made, to any relevant Government Agency in connection with the transactions contemplated by this agreement in accordance with applicable law.

11.	SELLER’S WARRANTIES

11.1

The Seller warrants to the Purchaser that, except as Disclosed to the Purchaser in the Disclosure Letter or the Data Room, each of the Warranties is true and accurate and not misleading, and each of the Warranties shall be deemed to be repeated by the Seller at Completion (by reference to the relevant facts and circumstances existing at the relevant time).

11.2	The Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 2.

11.3

The Seller agrees and undertakes with the Purchaser and the Employees, in the absence of fraud or wilful concealment by or on behalf of Employees, to waive any rights or claims that it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Employees in connection with the giving of the Warranties or the preparation of the Data Room and/or Disclosure Letter.

12.	CONTRACTS AND THE PROPERTY LEASE

12.1	From Completion the Purchaser shall:

(a)	be entitled to the benefit of the Contracts;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the Contracts save for the Excluded Liabilities; and

(c)	indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to carry out, perform and complete those obligations and liabilities (excluding any Excluded Liabilities).

EXECUTION VERSION

12.2

Insofar as the benefit or burden of any of the Contracts cannot effectively be assigned to the Purchaser except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

(a)

the Seller shall use its reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment in the period prior to Completion and the Purchaser shall use its reasonable endeavours with the co-operation of the Seller to procure such novation or assignment in the period from Completion;

(b)

until the Contract is novated or assigned, the Seller shall hold it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract), as the Seller’s sub-contractor, perform all the obligations of the Seller under the Contract to be discharged after Completion and shall indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to perform those obligations (excluding any Excluded Liabilities); and

(c)

until the Contract is novated or assigned, the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under the Contract and/or commence proceedings in the Seller’s name in accordance with the principles set out in clause 13.7.

12.3

The Seller shall use its reasonable endeavours with the cooperation of the Purchaser to obtain, as soon as reasonably practicable after the date of this agreement, the consent of the Landlord (and any other parties whose consent or approval is required) to novate the Property Lease to the Purchaser with effect from Completion on terms that provide for the release by the Landlord of the Seller from any liability or obligation under or in relation to the Property Lease with effect from Completion and on such other terms as the Seller may, in its reasonable discretion, require. The Seller shall keep the Purchaser updated of all material developments in relation to the request for the Landlord’s consent. The Seller shall give reasonable notice to the Purchaser before making contact or communicating with the Landlord and shall provide the Purchaser with drafts of any statement, document, notice or other written communication (Seller Communications) that the Seller proposes to make or provide in connection with the application for consent and shall take due account of any comments that the Purchaser may make before finalising any Seller Communications. The Seller shall also provide the Purchaser with the opportunity to participate in any meeting or call that the Seller may have with the Landlord.

13.	NON-TRANSFERRING POLICIES

13.1	From Completion the Purchaser shall:

(a)	be entitled to the benefit of the Non-Transferring Policies;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the Non-Transferring Policies save for the Excluded Liabilities; and

(c)	indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to carry out, perform and complete those obligations and liabilities (excluding any Excluded Liabilities).

13.2

The Seller shall, as soon as reasonably practicable after the date of this agreement, use its reasonable endeavours with the cooperation of the Purchaser to procure the novation of each Non-Transferring Policy to the Purchaser with effect from (and subject to) Completion by entering into a novation agreement in substantially the same form as the Agreed Form Deed of Novation with the relevant counterparty under each of Non-Transferring Policies (the Counterparty) and shall provide an original counterpart of each such novation agreement executed by each of the Seller and the Counterparty to the Purchaser.

EXECUTION VERSION

13.3

Upon the written request of the Seller, and provided that the novation agreement delivered to the Purchaser as referred to in clause 13.2 is in substantially the same form as the Agreed Form Deed of Novation, with no amendment that adversely affect the rights, obligations or liabilities (actual or contingent) of the Purchaser, the Purchaser shall, as soon as reasonably practicable, execute and deliver a counterpart of such novation agreement to the Seller, and such Non-Transferring Policy shall be a Transferred Policy.

13.4

To the extent that there are Non-Transferring Policies that have not become Transferred Policies at Completion and for the period of time until they become Transferred Policies or the relevant Reinsurance Policy expires or is otherwise effectively terminated (each an Outstanding Non-Transferring Policy), the provisions of clauses 13.1 to 13.3 shall apply to the Seller and the Purchaser, and:

(a)	all books and records relating to an Outstanding Non-Transferring Policy shall remain the property of the Seller; and

(b)

to the extent permitted by applicable law and subject to the Purchaser (i) acting reasonably in requesting for such periodic audits and (ii) signing (for itself and on behalf of its employees, agents, auditors and representatives of third party reinsurers) any confidentiality undertakings reasonably requested by the Seller, the Seller shall as promptly as practicable and during normal business hours and with reasonable notice from the Purchaser, permit the Purchaser, its employees, agents, auditors and representatives of third party reinsurers to carry out periodic audits including access to relevant employees, agents and legal counsel (subject to not compromising any attorney client privilege) and to take away copies of information from the Seller’s premises relating to an Outstanding Non-Transferring Policy.

13.5

The Seller shall hold in trust for the Purchaser absolutely and (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under each Outstanding Non-Transferring Policy and/or commence proceedings in the Seller’s name in accordance with clause 13.7 below, until each such Outstanding Non-Transferring Policy is novated to the Purchaser and becomes a Transferred Policy or expires or is otherwise effectively terminated without any outstanding right or claims that may be exercisable by the Seller.

13.6

The Purchaser may not do anything to extend, amend, renew or fail to terminate (when able to do so) a Reinsurance Policy which would expose the Seller to any liability or obligation of any nature which would not exist or arise if that Reinsurance Policy expired without any change on the next available date after Completion when it would otherwise expire or could be terminated or not renewed.

13.7

Subject to clause 13.8 below, the Purchaser may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of any claims or other liability (and all Costs relating thereto) that arise under or in connection with any Outstanding Non-Transferring Policy (a Reinsurance Claim) for which the Seller is effectively indemnified under clause 13.1 above is otherwise disposed of, give notice to the Seller that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Reinsurance Claim and of any incidental negotiations on the following terms:

(a)

the Purchaser shall indemnify (and secure to the reasonable satisfaction of the Seller) the Seller against all Costs which it may incur in taking any such action as the Purchaser may request pursuant to subparagraphs (b) and (c) below;

EXECUTION VERSION

(b)

the Seller shall make available to the Purchaser such persons and all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Reinsurance Claim;

(c)

the Seller shall take such action to assess, contest, dispute, defend, appeal or compromise the Reinsurance Claim as the Purchaser may reasonably request and not make any admission of liability, agreement, settlement or compromise in relation to the Reinsurance Claim without the prior written approval of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned); and

(d)

the Purchaser shall keep the Seller informed of the progress of the Reinsurance Claim and provide the Seller with copies of all relevant documents and such other information in its possession as may be requested by the Seller (acting reasonably).

13.8

In relation to clause 13.7 above, the Purchaser shall not be entitled to settle, compromise, admit or otherwise agree to anything in relation to a Reinsurance Claim which would or could give rise to an obligation or liability of any nature whatsoever on the part of the Seller or any member of the Seller’s Group unless:

(a)

it has first given notice of its intention to do so to the Seller a reasonable time in advance of the time when the Purchaser intends to do so and has taken due account of any proposals or views made by the Seller (acting reasonably); and

(b)

the settlement, compromise, admission, or agreement is only for the payment by the Purchaser (or a member of the Purchaser’s Group) of an amount in cash and does not in any way commit or oblige the Seller or any member of the Seller’s Group to make (or forego any right to receive) any payment or to incur any obligation or liability or to waive or compromise any right which the Seller or the relevant member of the Seller’s Group would otherwise have, in each case of any nature whatsoever.

13.9

The Seller shall, until the earlier of such time as the Purchaser gives any notice as contemplated by clause 13.7 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Reinsurance Claim or the Reinsurance Claim is otherwise finally disposed of:

(a)	consult with the Purchaser, and take account of the reasonable requirements of the Purchaser, in relation to the conduct of any dispute, defence, compromise or appeal of the Reinsurance Claim;

(b)

keep the Purchaser informed of the progress of the Reinsurance Claim and provide the Purchaser with copies of all relevant documents and such other information in the Seller’s possession as may be reasonably requested by the Purchaser; and

(c)

not cease to defend the Reinsurance Claim or make any admission of liability, agreement or compromise in relation to the Reinsurance Claim without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

14.	OBLIGATIONS OF THE BUSINESS

14.1

Except as otherwise provided in this agreement, the Purchaser undertakes to the Seller that, with effect from Completion, it shall properly perform, assume and pay and discharge when due, and indemnify the Seller (for itself and as trustee for and on behalf of the members of the Seller’s Group) against, all Assumed Liabilities.

EXECUTION VERSION

14.2

If the Seller becomes aware after Completion of any claim by a third party (except in relation to a Reinsurance Claim) which constitutes or may reasonably be expected to constitute an Assumed Liability in respect of which it is entitled to be indemnified by the Purchaser (an Assumed Liability Claim), the Seller shall as soon as reasonably practicable (but in any event within such period as will afford the Purchaser a reasonable opportunity of requiring the Seller to lodge a timely appeal) give written notice thereof to the Purchaser and shall not (save where the Seller demonstrates that failure to do so would be materially prejudicial to the business interests of any member of the Seller’s Group) admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

14.3	Upon notice of an Assumed Liability Claim, the Purchaser shall be entitled to pay the amount of any potential Assumed Liability arising under such claim.

14.4	To the extent permitted by applicable laws and subject to clause 14.3 in relation to any Assumed Liability Claim, the Seller shall:

(a)

authorise the Purchaser and its legal counsel to attend and observe any proceedings relating to the dispute, defence, compromise or appeal of the Assumed Liability Claim or facilitate such attendance and observation by the Purchaser and its legal counsel in circumstances where they are unlikely to arrange the same independently;

(b)

take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any Assumed Liability Claim in respect of which the Seller is entitled to be indemnified by the Purchaser; and

(c)

make or procure to be made available to the Purchaser or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Business which have been retained by the Seller (and shall permit the Purchaser to take copies thereof) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim (provided that the Seller may provide information which it reasonably considers to be commercially sensitive on an outside counsel to outside counsel basis only).

14.5

Any failure by the Seller to comply with its obligations in clauses 14.2 to 14.4 shall not prevent any claim by the Seller which it may have against the Purchaser or extinguish any liability of the Purchaser in respect of the relevant claim in question but shall be taken into account in calculating the liability of the Purchaser to indemnify the Seller under clause 14.1 to the extent the Purchaser demonstrates that it was prejudiced by the failure.

14.6

In the event and to the extent that the Seller or another member of the Seller’s Group pays a sum in discharge of an Assumed Liability with the prior agreement of the Purchaser or pursuant to clause 14.2, the Purchaser shall reimburse the Seller for a corresponding sum.

14.7

The Purchaser is aware of the intention of the Seller to relinquish its insurance and other licences and cease to operate the Singapore Branch (the Cessation of Business) after Completion has taken place. The Purchaser shall promptly cooperate with the Seller to the extent reasonable and necessary to effect the Cessation of Business after Completion (provided that nothing in this clause (a) affects any of the Seller’s obligations under this agreement including clauses 12 and 13; or (b) shall require the Purchaser to incur any third party expenses in providing such cooperation unless the Seller first agrees to bear or reimburse them). The Purchaser undertakes not to raise any objections or make any demands in connection with the Cessation of Business after Completion and hereby expressly waives any such rights that it may have for raising such objections and/or making such demands.

EXECUTION VERSION

14.8

Where any payment (whether by way of deposit, prepayment or otherwise) is received by the Seller or another member of the Seller’s Group in respect of the Business transferred under this agreement after Completion, the Seller shall promptly pay a sum equal to the amount of that payment (less an amount equal to any Tax suffered by the Seller or other member of the Seller’s Group in respect of any amount in respect of output GST (if any) for which such person is liable to account) to the Purchaser and shall hold such sum in trust for the Purchaser until it is paid over.

14.9

Where any payment (by way of deposit, pre-payment or otherwise) is received by the Purchaser or another member of the Purchaser’s Group after Completion in respect of the Retained Business, the Purchaser shall promptly pay a sum equal to the amount of that payment to the Seller (less an amount equal to any Tax suffered by the Purchaser in respect of any amount in respect of output GST (if any) for which it is liable to account) and shall hold the same in trust for the Seller until it is paid over. All other moneys or items belonging to the Seller or another member of the Seller’s Group which are received by the Purchaser or another member of the Purchaser’s Group on or after Completion in respect of the Retained Business shall be held in trust by the Purchaser for the Seller and shall be promptly paid over to the Seller.

15.	PURCHASER’S WARRANTIES

The Purchaser warrants to the Seller that:

(a)

it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)

this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(c)

the execution and delivery by the Purchaser of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Purchaser is a party; or

(ii)	the constitutional documents of the Purchaser; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound;

(d)

all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser, as the case may be to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(e)

the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party; and

EXECUTION VERSION

(f)	the Purchaser is not aware of any fact, matter or circumstance that might lead to the MAS not giving its approval for the transfer to the Purchaser of the Scheme Assets and Liabilities.

16.	ACTUARIAL MATTERS

16.1

The Purchaser acknowledges and agrees with the Seller that the Purchaser is responsible for assessing the extent to which it requires appropriate independent actuarial advice relating to the purchase of the Business and the terms of this agreement and the other Transaction Documents.

16.2

None of the Seller’s Warranties nor any other provision of this agreement or any of the other Transaction Documents shall be construed as an undertaking, representation, warranty or any other obligation or liability of any kind or character as to:

(a)

the accuracy of any forecasts, assumptions, estimates, projections or statements of opinion contained in any actuarial information provided to the Purchaser or any of its respective affiliates, representatives, agents or advisers;

(b)	the adequacy or the reasonableness of the Reserves; or

(c)	the adequacy of the amount of the Reserves (whether as represented in the Accounts or otherwise).

16.3	If there is any conflict between the provisions of this clause 16 and any other provision of this agreement (or any other Transaction Document), the provisions of this clause 16 shall prevail.

17.	EMPLOYEES

The Seller and the Purchaser shall observe and perform the provisions of Schedule 7 as are expressed to be observed and performed by each of them respectively.

18.	GLOBAL BUSINESS REINSURANCE ARRANGEMENTS

18.1	For the purposes of this clause 18.1:

(a)	Global Business means:

(i)

policies written and issued in Singapore on behalf of members of the Seller’s Group and which policies form part of any multinational insurance program that is centrally controlled by the Seller’s Group pursuant to the Business Cooperation Agreement; and

(ii)

policies written and issued in Singapore on behalf of clients of Network Partners whose insurances form part of such client’s multinational insurance program that is centrally controlled by such Network Partners outside of Singapore pursuant to the Business Cooperation Agreement;

(b)

Global Business Reinsurance means any reinsurance arrangements between members of the Seller’s Group that relates to the Business and to the Global Business pursuant to the Business Cooperation Agreement; and

(c)

Network Partner means any insurance company that is not a member of the Seller’s Group that utilises the Seller’s Group’s global network in order to write business for its multinational clients pursuant to the Business Cooperation Agreement.

EXECUTION VERSION

18.2

Each party agrees that each Global Business Reinsurance shall remain in full force and effect following Completion and that no member of the Purchaser’s Group nor any member of the Seller’s Group shall be entitled to terminate any such Global Business Reinsurance on the grounds of the transactions contemplated by this agreement.

18.3

The Purchaser shall procure that, if requested by any member of the Seller’s Group, for a period of six months from Completion the Purchaser’s Singapore branch will enter into insurance contracts with multinational clients of any member of the Seller’s Group or Network Partners in any class of insurance for which the Purchaser’s Singapore branch is licensed provided that:

(a)	service standards and service fees payable by the Seller’s Group or Network Partner will be on the same basis as set out in the Business Cooperation Agreement; and

(b)

the terms, including the period of insurance, of the underlying policy will be set by the Seller’s Group or Network Partner subject to the agreement of the relevant member of the Purchaser’s Group, such agreement not to be unreasonably withheld or delayed, provided always that:

(i)

the Purchaser agrees that any new business and renewals in respect of primary policies comprised in the Global Business shall be made at the sole direction of the Seller’s Group with such insurers as the relevant member of the Seller’s Group shall determine in its absolute discretion; and

(ii)

during the operation of this clause 18.3 for the lines of business that the Seller is currently engaged in, the Purchaser agrees not to solicit any current client of the Global Business in respect of policies written and issued by the Business or to issue any competing quote or expression of interest in respect of any renewal of the primary policies.

19.	GROUP INSURANCE AND REINSURANCE ARRANGEMENTS

19.1	For the purposes of this clause 19:

(a)

Coverage Confirmation Letter means a letter from a member of the Seller’s Group to the reinsurers under Current Year Seller’s Group Reinsurance Policies terminating coverage in respect of the Business, in relation to Current Year Seller’s Group Reinsurance Policies which are on a “losses occurring” basis, so far as it relates to matters or events which take place after Completion and in relation to Current Year Seller’s Group Reinsurance Policies are on a “risks attaching” basis, so far as it relates to matters or events first notified to the relevant reinsurer after Completion;

(b)

Current Year Seller’s Group Reinsurance Policies means those Seller’s Group Reinsurance Policies which provide coverage for the calendar year during which Completion occurs (whether in whole or in part); and

(c)

Seller’s Group Reinsurance Policies means the following group reinsurance policies (copies of which are Disclosed in the Data Room in folders 9.19.3, 9.19.4 and 9.62) entered into by a member of the Seller’s Group and under which (as at the date of this agreement) the Business has coverage.

19.2

Prior to Completion, the Seller shall deliver (or shall procure the delivery of) a Coverage Confirmation Letter to each of the reinsurers that provide cover under the Current Year Seller’s Group Reinsurance Policies.

EXECUTION VERSION

19.3

Subject to clause 18.2 above, with effect from the Completion Date, the Business shall (subject to clauses 19.4 and 19.5) cease to be insured or covered by any insurance and reinsurance policies to which the Seller or a member of the Seller’s Group (excluding the Singapore Branch) is a party and that provide coverage for the Business (including the Seller’s Group Reinsurance Policies) (the Seller’s Group Policies) and the Purchaser may not make any claim under such policies save as specifically provided in clauses 19.4 and 19.5.

19.4

The Seller shall, and shall procure that the Seller’s Group shall, use reasonable endeavours after the Completion Date (to the extent that it is permissible under such insurance policy to do so) to recover all monies due from insurers in respect of any insurance claim which has been made before the Completion Date by the Seller in respect of the Business under any Seller’s Group Policy and shall, to the extent that the losses in respect of which the claim is made have not been made good prior to Completion or to the extent that the Purchaser has not already been indemnified prior to Completion in respect of the losses giving rise to the insurance claim, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with such claim) to the Purchaser as soon as practicable after receipt by the Seller.

19.5

The Seller shall use reasonable endeavours consistent with its past practice to notify the relevant insurers under each relevant Seller’s Group Policy (in accordance with the terms of the relevant Seller’s Group Policy) in respect of any insurance claims that may be properly made and of which the Seller is or becomes aware prior to Completion.

19.6

With respect to any event, act or omission relating to the Business that occurred or existed prior to Completion that is covered by a Seller’s Group Policy, the Seller shall, upon notice in writing received from the Purchaser, use its reasonable endeavours to make a claim under the relevant Seller’s Group Policy on behalf of the Purchaser as agent (to the extent that it is permissible under such Seller’s Group Policy to do so).

19.7

In the event the Purchaser notifies a claim pursuant to clause 19.6 and to the extent that it is permissible under such Seller’s Group Policy to do so, the Seller shall, at the Purchaser’s sole cost and risk, submit a claim under the relevant Seller’s Group Policy and the Purchaser shall be entitled to be paid any proceeds actually received under the relevant Seller’s Group Policy (less any deductible or excess actually paid by the Seller or any other member of the Seller’s Group and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any other member of the Seller’s Group).

19.8

In no circumstances shall the Purchaser or any member of the Purchaser’s Group directly contact the insurer or reinsurer(s) under any Seller’s Group Policy or seek to make a claim under any Seller’s Group Policy other than as set out in this clause 19.

19.9

No member of the Seller’s Group shall be under any obligation to maintain in force after Completion any insurance or reinsurance policy maintained by it in relation to the Business unless required pursuant to clause 18, save that (other than as set out in this clause) the Seller undertakes that it will not terminate any Seller’s Group Reinsurance Policy in so far as it applies to the Business if and to the extent that the Business continues to benefit from coverage under that Seller’s Group Reinsurance Policy.

19.10

Other than in relation to the Seller’s Group Reinsurance Policies, the Purchaser’s rights under clauses 19.4, 19.6 and 19.7 shall terminate on the first anniversary of Completion from which time the Purchaser shall not have access to any Seller’s Group Policy and, except as otherwise provided in this agreement or the Transaction Documents, the Purchaser shall assume full responsibility for, and release all relevant members of the Seller’s Group from all liability for claims, known or unknown, resulting from events, circumstances or occurrences prior to Completion which would be capable of being the subject of a claim under a Seller’s Group Policy.

EXECUTION VERSION

20.	RESTRICTIVE COVENANTS

20.1	Subject to clauses 20.3 and 20.4, the Seller undertakes to the Purchaser that it shall not (and shall procure that no other member of the Seller’s Group shall):

(a)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, carry on or be engaged or interested in carrying on a Competing Business in Singapore; or

(b)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, (i) hire directly, or indirectly contract with, (whether as an employee, consultant or in any other similar position); or (ii) solicit or entice away or attempt to solicit or entice away from the Purchaser, any Senior Employee, Additional Senior Employee or Employee; or

(c)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, canvass, solicit or approach or cause to be canvassed, solicited or approached any person who shall at any time within the year preceding Completion have been a client or customer, prospective client or customer, representative or agent of the Business or in the habit of dealing with the Seller in connection with the Business for the purpose of offering to that person products and services that are of the same type as or similar to any products and services issued by the Seller in connection with the Business in the period of one year prior to Completion or enter into any contract for sale and purchase with, or accept business from, any such person in relation to any such products and services.

20.2

Each undertaking contained in clause 20.1 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, but would not be held to be against the public interest, unlawful or an unreasonable restraint of trade if deleted in part or reduced in application, such undertaking with such deletion or modification as may be necessary and the remaining undertakings shall continue to bind the Seller and other members of the Seller’s Group.

20.3	The Purchaser acknowledges and agrees that clause 20.1 shall not restrict or prohibit any member of the Seller’s Group from:

(a)	offering services and insurance cover for risks located in Singapore as part of its Global Business;

(b)

acting in the capacity of a claims representative in Singapore, or appointing any person to act on its behalf as a claims representative for and on behalf of members of the Seller’s Group or a Network Partner in Singapore;

(c)

holding shares in a listed company for investment purposes only where the relevant member of the Seller’s Group does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 15% of the votes which could normally be cast at a general meeting of the company;

(d)

acquiring or investing in any entity or entities or business which carries on a Competing Business if such Competing Business is ancillary or incidental to such entity or entities or business’ main business and provided that the turnover of such entity or entities generated by its Competing Business is less than 25% of its total turnover in respect of the last financial year prior to its acquisition or the investment;

EXECUTION VERSION

(e)

underwriting subscription follow line business for cargo and/ or hull that is presented into non-Asia markets, except for insureds that are currently insured by the Business, including where the non-Asia placement is in parallel with an order placed in Asia. Asia for the purpose of this subclause is deemed not to include the India or markets west of India. The Seller’s Group is not restricted from competing for marine construction business, both offshore and hull, which customarily looks to non-Asia markets for lead terms and capacity, except with respect to insureds that are currently insured by the Business;

(f)	underwriting non-marine subscription follow line business which is presented into the London market;

(g)	underwriting Australian renewable energy business;

(h)

underwriting any risk that falls outside the scope of paragraphs (e), (f) and (g) above with the prior written consent of the Chief Underwriting Officer (Europe/Asia) of the Purchaser’s Group (acting in his sole and absolute discretion) provided always that the Purchaser shall use reasonable endeavours to provide a timely response; and

(i)	operating the Front and Cede Business.

20.4

Without prejudice to clause 20.1(b)(ii), the Purchaser acknowledges and agrees that clause 20.1(b)(i) shall not restrict or prohibit the employment of (or the offer of employment to) persons referred to in clause 20.1(b) who have ceased to be employed by the Purchaser’s Group (other than as a result of such employment having been terminated by a member of the Purchaser) and have ceased employment with the Purchaser’s Group for a period of at least six months.

20.5	For the purposes of this clause 20, Competing Business means a business providing general insurance in Singapore which competes with the Business as carried on at Completion.

21.	ANNOUNCEMENTS AND CONFIDENTIALITY

21.1

Subject to clauses 21.2, 21.6 and 21.7, the Seller shall (and shall procure that each member of the Seller’s Group, and each such person’s advisers, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and each such person’s advisers, shall):

(a)	not make any announcement concerning the sale and purchase of the Business or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

21.2	The Purchaser and the Seller shall jointly make a public announcement:

(a)

immediately following signing (or if signing occurs at such a time that an immediate announcement is not practicable, on the following Business Day) as to the signing of this agreement of the sale of the Business by the Seller to the Purchaser; and

(b)

immediately following Completion (or if Completion occurs at such a time that an immediate announcement is not practicable, on the following Business Day), including an announcement to holders of Insurance Policies and Business counterparties (including counterparties under Reinsurance Policies) of the Completion occurring,

EXECUTION VERSION

and the parties shall agree the content of all such announcements prior to any such announcement being made and each party shall not unreasonably withhold or delay its consent to the proposed content of that announcement.

21.3	The Purchaser:

(a)

shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)

shall procure that, if after Completion it holds confidential information relating to the Seller or any other member of the Seller’s Group, it shall after Completion keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies, save that nothing in this clause 21.3 shall, in relation to the period after Completion, restrict the Purchaser’s use of any information that it holds relating to the Business.

21.4	The Seller:

(a)

shall, and shall procure that each other member of the Seller’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)

shall procure that, if after Completion it holds confidential information relating to the Business, the Purchaser or any other member of the Purchaser’s Group, it shall after Completion keep that information confidential and shall (at the request of the Purchaser) destroy confidential information relating to the Purchaser or any other member of the Purchaser’s Group, without retaining copies.

21.5	Except to the extent specified in such clauses, the provisions of clauses 21.1 and 21.2 shall apply before, on and after Completion.

21.6	Nothing in clauses 21.1 or 21.2 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)

to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

EXECUTION VERSION

21.7	Nothing in clauses 21.1 or 21.2 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial or arbitral proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)

that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group; or

(d)

that the information is in or comes into the public domain other than as a result of a breach of this agreement or the confidentiality agreement dated 14 May 2014 between RSA Insurance Group PLC and Allied World Assurance Company Holdings, Ltd (the Confidentiality Agreement).

22.	RIGHT TO TERMINATE

22.1

Without prejudice to any other rights that the Purchaser may have under this agreement, the Purchaser may, by written notice given to the Seller at any time prior to Completion, terminate this agreement without liability to the Seller if any fact, matter or event (whether existing or occurring on or before the date of this agreement or arising or occurring afterwards) comes to the notice of the Purchaser any time prior to Completion which constitutes a material breach of any of the Critical Warranties if such breach or default is either incapable of remedy or if capable of remedy, has not been remedied within 30 days of the Purchaser’s service of a written notice on the Seller requiring such breach or default to be remedied, provided that the Purchaser shall not be entitled to terminate this agreement in the event that the Seller fails to novate the Property Lease but without prejudice to clause 7.2; or

22.2

The Purchaser shall have the right to terminate this agreement, by written notice given to the Seller at any time prior to Completion, in the event that the Standard & Poor’s rating of the Seller falls below A- at any time prior to Completion (the Rating Downgrade), provided that in the event that the Purchaser elects to so terminate this agreement, neither party shall have the right to bring any action or claim against the other party in connection with the Rating Downgrade.

22.3

In the event that prior to Completion, there shall come into effect any applicable law that has the effect of prohibiting, making illegal or otherwise preventing the completion of the sale and purchase of the Business as a going concern in accordance with this agreement, either party may by written notice given to the other party at any time prior to Completion, terminate this agreement without liability to the other party.

22.4	All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement pursuant to clause 22.1, 22.2 or 22.3 of this agreement save that:

(a)	clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination including the Surviving Provisions; and

(b)	any provision of this agreement necessary for its interpretation or enforcement,

shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the respective rights or liabilities of each of the parties accrued prior to such termination.

EXECUTION VERSION

22.5

If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this agreement under clause 22.1 or 22.2, the Purchaser proceeds to Completion, the fact that the Purchaser has proceeded to Completion shall not constitute a waiver of any right or entitlement of the Purchaser to make any claim under this agreement.

23.	NOTICES

23.1

Any notice or other communication to be given under this agreement must be in writing (which includes fax, but not any other form of electronic communication) and must be delivered or sent by prepaid registered post or fax to the party to whom it is to be given as follows:

(a)	to the Seller at:
c/o RSA Insurance Group PLC
20 Fenchurch Street
London EC3M 3AU
United Kingdom

Fax: +44 207 111 7616

marked for the attention of the Company Secretary with a copy to the General Counsel and Deputy Group Company Secretary,

with a copy to the Seller’s Solicitors at:

Allen & Overy, Hong Kong
9th Floor, Three Exchange Square
Central, Hong Kong

Fax: +852 2974 6999

marked for the attention of Gary McLean;

(b)	to the Purchaser at:

199 Water Street, 24th Floor, New York, NY 10038

Fax: +1 646 794 0613

marked for the attention of Wesley D. Dupont,

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

23.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)

if sent by post, on the second Business Day (if the country of its destination is the same as the country of origin) or the fifth Business Day (if the country of destination is not the same as the country of origin) after it was put into the post; or

EXECUTION VERSION

(c)

if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

23.3

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

23.4

This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

24.	ASSIGNMENTS

None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Seller and the Purchaser and any such purported assignment or transfer shall be void.

25.	PAYMENTS

25.1

Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or the Purchaser under this agreement shall be made in GBP by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to the Seller, the account of the Seller at:

Bank:	HSBC Bank PLC
PO Box 125
8 Canada Square
London E14 5XL
UK

Sort code:	40-02-50
Account number:	91261460
Account name:	Royal & Sun Alliance Insurance PLC
SWIFT:	MIDLGB22
IBAN:	GB34MIDL40025091261460

or such other account as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)	if that payment is to the Purchaser, the account of the Purchaser at:

Bank:	HSBC Bank USA
Global Payments and Cash Management
500 Stanton Christiana Road, 2/OPS1
Newark, Delaware 19713-2107
USA
SWIFT:	MRMDUS33
Fedwire ABA:	021001088

EXECUTION VERSION

Beneficiary Bank:	HSBC Bank Bermuda Limited,
6 Front Street, Hamilton HM 12, Bermuda
SWIFT:	BBDABMHM

For further credit to:

Beneficiary Account Name:	Allied World Assurance Company, Ltd
Beneficiary Account No.:	010-056539-504 (USD)

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.

25.2

If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 4% above the base rate published by Barclays Bank PLC, which interest shall accrue from day to day and be compounded monthly.

25.3

If a party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other party of such additional amount as shall be required to ensure that the net amount received by the other party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

25.4

All payments to be made under this agreement shall be made in GBP. With the exception of the Adjustment Amount, to the extent any amount to be paid under or in connection with this agreement is expressed in a currency other than GBP, such amount shall be converted to GBP by reference to the spot midpoint rate of exchange of that currency to GBP published by Bloomberg prevailing at noon (London time) on the Business Day immediately preceding the relevant payment date. For the avoidance of doubt, the transfer of any cash included in the Assets will not be converted into GBP.

25.5

For the purposes of calculating and paying any Adjustment Amount, the SGD value of the Adjustment Amount shall be converted to GBP by reference to the spot midpoint rate of exchange of SGD to GBP published by Bloomberg and prevailing at noon (London time) on the Completion Balance Sheet Date.

26.	GENERAL

26.1

Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

26.2	Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)

one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

26.3	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

EXECUTION VERSION

26.4

The Purchaser shall bear and pay the cost of all stamp duty, stamp duty reserve tax and any similar Taxes and all notarial or registration fees which may result in any jurisdiction from the execution and performance of this agreement and the other Transaction Documents as well as the transactions contemplated by the Transaction Documents.

26.5

The provisions contained in each clause and subclause of this agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

26.6

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

26.7

On or after Completion the Seller shall execute and do (or use reasonable endeavours to procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time (acting reasonably) require in order to vest any of the Assets in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.

26.8	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.	WHOLE AGREEMENT

27.1

This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Confidentiality Agreement. Except as required by law, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

27.2	Each party:

(a)

acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)

waives all rights and remedies which, but for this subclause 27.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)

acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

27.3	Nothing in this clause limits or excludes any liability for fraud or wilful concealment.

EXECUTION VERSION

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with the laws of Singapore.

28.2	Negotiation

(a)

In the event of any dispute, controversy or claim arising out of or in connection with this agreement, including any question regarding its existence, validity or termination and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute), representatives of the parties shall, within 20 Business Days of service of a written notice from either party to the other parties (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.

(b)	Each party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.

28.3	Arbitration

(a)

Any Dispute that is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the request of either party, be referred to and finally resolved by arbitration at the Singapore International Arbitration Centre (SIAC) under the Arbitration Rules of the Singapore International Arbitration Centre (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.

(b)	The seat or legal place of arbitration shall be Singapore.

(c)

Except as modified by the provisions of this clause 28 and the Rules, Part II of the International Arbitration Act (Cap. 143A) shall apply to any arbitration proceedings commenced under this clause 28.

(d)	The number of arbitrators will be three. The Arbitrators shall be appointed in accordance with the Rules.

(e)	The language to be used in the arbitral proceedings is English.

(f)	The award of the arbitration tribunal shall be final and binding on the parties and such award shall apportion the costs of the arbitration.

28.4	Continued Performance

During the period when a dispute is being resolved, the parties shall in all other respects continue their implementation of this agreement.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

EXECUTION VERSION

SCHEDULE 1

WARRANTIES

1.	GENERAL

1.1	Incorporation and capacity of Seller

The Seller is a company validly existing under the laws of England with the requisite power and authority to enter into, deliver and perform, and has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this agreement and the other Transaction Documents.

1.2	Valid obligations

(a)	This agreement and the other Transaction Documents constitute or will, when executed by the Seller, constitute legal, valid and binding obligations of the Seller in accordance with its terms.

(b)

The execution and delivery by the Seller of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller under this agreement and each of the Transaction Documents do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Seller is a party; or

(ii)	the constitutional documents of the Seller; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller is bound.

1.3	Filings and consents

Other than as contemplated by this agreement:

(a)

no notices, reports or filings are required to be made by the Seller with any governmental or regulatory body in connection with the transactions contemplated by this agreement and each of the other Transaction Documents; and

(b)

no consents, approvals, registrations, authorisations or permits are required to be obtained by the Seller from any governmental or regulatory body in connection with the execution, delivery and performance of this agreement and each of the other Transaction Documents.

1.4	Ownership of the Assets

(a)

All of the Assets are legally and beneficially owned by the Seller free from any Encumbrance. The Assets (when taken together with (a) those transitional services to be provided to the Purchaser pursuant to Schedule 14 and (b) the Licensed RSA Marks provided under the Trade Mark Licence) comprise all the assets necessary for the continuation of the Business in substantially the same form as carried on at the date of this agreement.

EXECUTION VERSION

(b)

The Singapore Branch is not in breach of the terms of the Business Cooperation Agreement and immediately following Completion, the Purchaser’s Singapore branch will be able to comply on a “standalone” basis with the Service Standards (as defined in the Business Cooperation Agreement).

1.5	Information

(a)

Except in the ordinary course of business, all material records and information belonging to the Seller and relating to the Business (whether or not held in written form) are in the Seller’s exclusive possession or under its control, and all such records and information are subject to access by it.

(b)	So far as the Seller is aware, there are no facts or matters not disclosed in writing to the Purchaser which renders any information untrue, inaccurate or misleading.

(c)

As at the date of this agreement, the Seller is not aware of any fact, matter or circumstance that might lead to the MAS not giving its approval for the transfer to the Purchaser of the Scheme Assets and Liabilities.

1.6	Accounts

(a)	In relation to the Audited Regulatory Returns:

(i)	these have been prepared in accordance with the provisions of the Insurance Act (Chapter 142) of Singapore (Insurance Act) at the time they were audited;

(ii)	these were audited in accordance with the Singapore Standards on Auditing;

(iii)

the balance sheets, profit and loss accounts and other statutory forms (forms 1, 2, 6, 21 and 23 including the notes but excluding their annexes) have been prepared in accordance with the provisions of the Insurance Act, any regulations made thereunder and any directions issued by the MAS; and

(iv)

the balance sheets present a fair reflection of the financial position of the Singapore Branch for which the insurance fund(s) are valued as prescribed under the Insurance (Valuation and Capital) Regulations 2004 (G.N. No. S 498/2004).

(b)	In relation to the Accounts:

(i)	the basis of measurement of the assets and liabilities of the Business are consistent with those applied in the Audited Regulatory Returns of the Singapore Branch;

(ii)	these have been prepared in all material respects on a basis consistent with the provisions of the Insurance Act at the time they were audited; and

(iii)	these were audited in accordance with the Singapore Standards on Auditing.

1.7	Position since Accounts Date

Since the Accounts Date:

(a)	there has been no material adverse change in the financial position of the Business, except as a result of market conditions and other factors generally affecting similar businesses;

EXECUTION VERSION

(b)	the Business has been carried on in the ordinary course in all material respects and so as to maintain the same as a going concern;

(c)

the Business has not incurred any capital expenditure or made any capital commitment of an amount in excess of GBP1,000,000 or disposed of any fixed assets having a value of more than GBP1,000,000 in aggregate;

(d)

no sum or benefit has been paid, applied or voted to any Employee by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by the Seller at the Accounts Date so as to increase their total remuneration and no new service agreements have been made or entered into by the Seller since the Accounts Date and the Seller is not under contractual or other obligation to change the terms of service of any Employee; and

(e)	save in the ordinary course of business, the Seller has not entered into any unusual long-term material contract or binding commitment in relation to the Business.

1.8	Management accounts

The unaudited management accounts of the Business for the period from 1 January 2014 to 30 June 2014 and uploaded to the Data Room (the Management Accounts) have been prepared in good faith on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding 12 months.

1.9	Licences

(a)

The Seller has all material licences, permissions, authorisations and consents required for the carrying on of the Business and such licences, permissions, authorisations and consents are in full force and effect.

(b)

The Seller has not, since the Relevant Date, received written notice that it is, as at the date of this agreement, in default under any material licence, permission, authorisation or consent required for the carrying on of the Business.

1.10	Regulatory and Compliance

(a)

The Seller has not, since the Relevant Date, received written notice from any Government Agency or regulatory body that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court or Government Agency.

(b)	The Seller is conducting and has at all times conducted the Business in accordance with all applicable laws, orders, rules and regulations.

(c)

The Seller has filed all material reports, data and other information, applications and notices required to be filed with or otherwise provided to a Government Agency in relation to the Business since the Relevant Date and no deficiencies to the operations, financial condition, Assets, Properties or Business prospects have been asserted in writing by a relevant Government Agency to any member of the Seller’s Group with respect to any such reports, data and other information, applications and notices filed with such Government Agency.

(d)

The Seller has not (in relation to the Business) and so far as the Seller is aware, no officer, agent or employee representing or acting on behalf of it or any member of the Seller’s Group has (in relation to the Business), paid, offered, promised, given or authorised or requested (including inducing or authorising another person to offer, promise or grant), received or accepted any payment, money or any other advantage intended to induce or reward improper performance of a function or activity or to accord any unfair preference.

EXECUTION VERSION

(e)

The Seller has not (in relation to the Business) and so far as the Seller is aware, no employee, agent, directors, or officers of any member of the Seller’s Group have (in relation to the Business) offered, promised or granted, or assisted in offering, promising or granting, or induced or authorised another person to offer, promise or grant a benefit (money or any other advantage) to a Public Official, for that person or a third person for the discharge of a duty, or in return for the fact that the Public Official performed or will in the future perform an official act and thereby violated or will violate his official duties.

(f)	The Business complies with all applicable economic, financial and trade sanctions imposed by the European Union, the United Kingdom, Singapore and the United States.

(g)

The Seller (in relation to the Business) is in compliance in all material respects with applicable laws and regulations in connection with the prevention of money laundering and, so far as the Seller is aware, no investigation has been initiated by any Government Agency in the past in respect of any breach by the Seller of any such provisions.

(h)

The Seller is not aware of any fact or circumstance that has led or which would reasonably be expected to lead to any mis-selling complaint or investigation in relation to the Transferred Policies and Non-Transferring Policies.

(i)

Neither the Seller nor any of its respective directors, officers or employees has been (in relation to the Business) audited or, so far as the Seller is aware, been investigated (in relation to the Business) by a Government Agency (in the case of any employee, in connection with any act or omission in the course of his employment), resulting in a Government Agency imposing any fines and/or penalties on the Seller or such director, officer or employee (in relation to the Business) or, so far as the Seller is aware, under any such investigation that may result in such fines.

1.11	Properties

(a)	The Seller does not own any real property which is used in connection with the Business.

(b)

True and accurate details of the only premises occupied by the Seller and used in connection with the Business are set out in Schedule 4 (the Property). The Property comprises all the land and premises currently leased, occupied or otherwise used by, or in the possession of, the Seller or in which the Seller currently has any estate, interest, right or liability in connection with the Business.

(c)	The Seller has a valid right to occupy and use the whole of the Property and has duly registered all documents of title (including any leases) as required by applicable laws.

(d)	The Seller is in exclusive possession of the whole of the Property and no other person is in, or otherwise entitled to, occupation or use.

(e)	In respect of the Property:

(i)	the material terms on which the Property is leased are set out in the Data Room (in folders 6.15 and 6.16);

(ii)	the Seller has paid all rent and other sums payable under the lease when required to do so; and

EXECUTION VERSION

(iii)

since the Relevant Date, no written claim has been received or sent by the Seller alleging a breach or non-observance of any covenant, condition or agreement contained in the lease under which the Seller holds its interest in the Property.

1.12	Intellectual Property Rights

(a)

Details of all registered Intellectual Property Rights relating to the Business of which the Seller is the registered proprietor or for which application has been made by the Seller are set out in the Data Room in folder 6.6.

(b)	All Intellectual Property Rights relating to the Business as currently carried on are vested solely and beneficially in or are licensed to the Seller.

(c)	There is no outstanding infringement claim or, so far as the Seller is aware, threat of any claim for infringement of any Intellectual Property Rights referred to in subclause (b) above by it.

(d)	So far as the Seller is aware, there has, since the Relevant Date, been no unauthorised use of any material Intellectual Property Right referred to in subclause (a) above by a third party.

(e)	The Seller carries on the Business under its own corporate name and not any other name.

(f)	The Seller has not licensed any of the Intellectual Property Rights referred to in paragraph 1.12(b) above to a third party.

1.13	Information Technology

(a)	Copies of all material agreements relating to Information Technology to which the Seller is a party are contained in the Data Room in folder 5.15.

(b)

The Seller, since the Relevant Date, has not received any written notice of any breach or termination in relation to any of the agreements referred to in paragraph 1.13(a) and the Seller is not aware of any material breach by it or by any counterparty of any of the agreements referred to in paragraph 1.13(a).

(c)

The commercial and operational activities of the Business have not experienced any material disruption since the Relevant Date which has adversely affected the Business and which, so far as the Seller is aware, has been caused by any failure or breakdown of any Information Technology used by the Seller in the context of the Business.

(d)	Details of all domain names registered to the Seller and relating to the Business are set out in the Data Room in folder 6.21.

1.14	Contracts

(a)	Other than the Material Contracts, the Seller is not a party to any subsisting contract which is of material importance to the Business which:

(i)	was entered into otherwise than in the ordinary course of business; or

(ii)	materially restricts the freedom of the Seller to carry on the whole or any material part of the Business as it does at present.

(b)	The copies of the Material Contracts set out in the Data Room (in folder 6.41) are complete.

EXECUTION VERSION

(c)	Neither the Seller nor, so far as the Seller is aware, the relevant counterparty, is in material default of any Material Contract.

(d)

The Seller has not, since the Relevant Date, received written notice that it is in default under any mortgage, charge, lien or pledge relevant to the Business. The Seller has not, since the Relevant Date, received written notice that it is in default under any agreement which is material to the financial position of the Business.

(e)	There are no subsisting Material Contracts to which the Seller is a party and in which any member of the Seller’s Group (other than the Seller) has an interest.

(f)

The Seller, in relation to the Business, is not, or has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

(g)

Save as set out in the Data Room in folders 1.1.6.1 and 6.41.16 and in the Excluded Assets, the Seller does not have (in relation to the Business) any outstanding material third party loans, bank or third party guarantees, third party letters of credit or bonds.

1.15	Litigation

Except as claimant in the collection of debts arising in the ordinary course of business of less than GBP50,000 and excluding any litigation, arbitration, mediation or administrative proceeding that relates to claims by or against any policyholder in the ordinary course of business (Claims Proceedings) that have been set out in the Data Room (in folder 3.5) or, in respect of Claims Proceedings arising after the date of this agreement, that have been Disclosed in writing prior to Completion, the Seller is not, in relation to the Business, a claimant or defendant in or otherwise a party to any litigation, arbitration, mediation or administrative proceeding which is in progress nor, so far as the Seller is aware, has any such proceeding been expressly threatened in writing by or against it nor are facts or circumstances known to the Seller that are likely to give rise to any such litigation or proceedings.

1.16	Seller’s own insurances

The Seller, in respect of the Business, has taken out the insurance policies (excluding, for this purpose, any reinsurance contract) in the Data Room in folders 13.1 to 13.9 and:

(a)	so far as the Seller is aware, such insurances are in full force and effect;

(b)	so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)	since the Relevant Date, no claims in excess of GBP50,000 which remain outstanding have been made under any such insurances.

1.17	Solvency

(a)	No administrator, receiver or administrative receiver or analogous person in any jurisdiction has been appointed in respect of the whole or any part of the assets or undertaking of the Seller.

(b)	No order has been made and no resolution has been passed for the winding-up of the Seller.

(c)	So far as the Seller is aware, no petition has been presented for the winding-up of the Seller.

EXECUTION VERSION

(d)	The Seller is able to pay its debts as they fall due and the Seller has not stopped paying its debts as they fall due.

(e)	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Seller.

1.18	Employees

(a)	The Seller has provided to the Purchaser in respect of the Business:

(i)

an anonymised list of all employees earning more than the equivalent of GBP80,000 per annum (each a Senior Employee and together, the Senior Employees) showing, by reference to appropriate categories, remuneration payable and other principal benefits provided, along with a copy of each Senior Employee’s contract of employment in the Data Room (in folder 4.29.1.30);

(ii)

brief details of the numbers of other employees and a brief description of their terms and conditions of employment in the Data Room (in folders 4.12 to 4.14) and the Seller further warrants that all Employees have entered into employment contracts on terms that are substantially similar to those contained in the template employment contracts provided in the Data Room in folders 4.29.1.1 to 4.29.1.29; and

(iii)	brief details of current securities awards and options held by employees or directors and awarded or granted by the Seller’s Group in the Data Room (in folder 4.29.5).

(b)

Except as set out in the Data Room under subparagraph 1.18(a) above, there is not in existence any written or unwritten contract of employment between the Seller and an employee which cannot be terminated by 3 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation).

(c)

Except as set out in the Data Room under subparagraph 1.18(a) above, there is not outstanding any agreement or arrangement to which the Seller is a party for profit-sharing or for payments to any Employees of bonuses or for incentive payments or other similar matters and there are no other material payments to employees, the details of which have not been provided to the Purchaser.

(d)	None of the Senior Employees has given or been given notice to terminate his employment.

(e)

No material dispute has arisen since the Relevant Date between the Seller and any Employee or with any labour union or other body representing Employees or former Employees and there are no facts known to the Seller that might indicate that there may be any such dispute (including, without limitation, the sale of the Business pursuant to the terms of this agreement).

(f)	All non-local Employees possess valid and existing work passes issued in accordance with applicable law.

1.19	Taxation Matters

(a)

The Seller is not involved in any dispute with any Tax authority concerning any matter likely to affect the conduct of the Business after Completion or any of the Assets and, so far as the Seller is aware, no such dispute is reasonably likely.

EXECUTION VERSION

(b)

The Seller has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or withheld.

1.20	Distribution Channels

(a)

There are no agreements between the Seller and any of the Distribution Channel Providers that cannot be lawfully terminated by three months’ notice or less without giving rise to any claim for damages or compensation.

(b)

The Seller is not involved in negotiations with any of the Distribution Channel Providers to vary the terms and conditions of their appointment in any material respect, and has not made any binding offers to any of the Distribution Channel Providers that would materially affect the terms and conditions of their appointment to the detriment of the Business.

(c)

The Seller has discharged its obligations in full in relation to commission, bonuses and all other benefits and emoluments relating to the Distribution Channel Providers that have fallen due for payment in respect of all periods up to and including the Completion Date.

2.	INSURANCE BUSINESS

2.1	Reinsurance

(a)

True, complete and accurate copies of all outwards reinsurance agreements and treaties to which the Seller is a party and which relate to the Business with an annual expenditure of GBP100,000 or more and which are in-force or under which any claims are outstanding are contained in the Data Room in folders 9.19.3 to 9.19.5, 9.62 and 9.63.

(b)

There are no outstanding claims (i) by the Seller under any reinsurance agreement referred to in paragraph 2.1(a) above or (ii) under any inwards reinsurance agreements or treaties to which the Seller is a party which are, in either case, disputed in writing or, in so far as the Seller is aware, otherwise disputed and in each case are of an amount in excess of GBP50,000 for a single event or series of events.

(c)

So far as the Seller is aware there are no circumstances which might lead to any reinsurance agreement referred to in paragraph 2.1(a) or any inwards reinsurance agreements or treaties to which the Seller is a party being commuted, rescinded, voided or terminated and the Seller is not in material breach of the terms of any such agreements.

(d)	No notice in respect of any such rescission, voiding or termination referred to in paragraph 2.1(c) has been served or (so far as the Seller is aware) is threatened or is pending.

(e)

There are no reinsurance arrangements in respect of the Business that are collateralized and the Seller (in respect of the Business) has not at any time posted any collateral for any of its reinsurance arrangements.

2.2	Insurance Policies Issued by the Business

(a)	The Data Room (in folders 9.48, 10.12, 11.5.2) contains samples of the current standard terms and conditions of Insurance Policies (Sample Policies) being entered into at the date of this agreement.

EXECUTION VERSION

(b)

Since the Relevant Date, there has been no failure to administer any Insurance Policies and/or Inward Reinsurance Policies in accordance with their terms which, taken individually or collectively, has resulted in a material adverse effect on the Business.

(c)	The Data Room (in folder 3.24) contains a list of outstanding claims made by policyholders where the gross reserve exceeds GBP50,000 as at June 2014.

(d)

All Insurance Policies and Inward Reinsurance Policies have been written in accordance with terms of the underwriting manuals, underwriting authorities and guidelines (collectively, the Underwriting Guidelines) then prevailing. A copy of the current Underwriting Guidelines is set out in the Data Room in folders 9.4, 9.5 and 9.13.

(e)

All claims in relation to Insurance Policies and Inward Reinsurance Policies have been handled (in all material respects) in accordance with the terms of the claims handling authorities and guidelines (the Claims Handling Guidelines) then prevailing. A copy of the current Claims Handling Guidelines is set out in the Data Room in folder 3.6.

(f)	Except in relation to facultative insurance policies, treaties undertaken in the ordinary course of business, Global Business and Global Business Reinsurance, the Seller has not:

(i)	made any arrangements with any other person to share any profit made in relation to any Insurance Policies and/or Inwards Reinsurance Policy; or

(ii)	entered into any arrangement under which it “fronts” for another insurance company or another insurance company fronts for them.

EXECUTION VERSION

SCHEDULE 2

LIMITS ON WARRANTY CLAIMS

1.	Acknowledgement

The Purchaser acknowledges and agrees that it is not aware of any matter or circumstance which is inconsistent with any of the Warranties or makes any of them untrue or inaccurate.

2.	Notice

If the Purchaser becomes aware of a matter or circumstance which may give rise to a Warranty Claim, the Purchaser shall give notice to the Seller specifying that matter or circumstance in reasonable detail (including, without limitation, the Purchaser’s estimate, on a without prejudice basis, of the amount of such claim) as soon as reasonably practicable (and in any event within 30 days) after it becomes aware of that matter or circumstance. The Seller shall not be liable for any losses in respect of a Warranty Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

3.	Exclusions

3.1	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	was taken into account in the Accounts; or

(b)	is taken into account in the Completion Balance Sheet; or

(c)	is or arises directly or indirectly from any matter or circumstance Disclosed in the Disclosure Letter or Data Room; or

(d)	is a matter or circumstance of which the Purchaser has actual knowledge at the date of this agreement; or

(e)	has been or is made good or is otherwise compensated for without cost to the Purchaser.

3.2	The Seller shall not be liable in respect of a Warranty Claim to the extent the relevant liability would not have arisen but for:

(a)

a change in law or a change in the interpretation of any law (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(b)

any change after Completion of the date to which the accounts relating to the Business are made up or in the bases, methods, principles or policies of accounting of the Business other than a change which is reported by the auditors for the time being of the Purchaser to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the Completion Date are not in accordance with any published accounting practice or principle then current; or

(c)	any act or omission of the Seller on or before Completion carried out at the written request of the Purchaser; or

EXECUTION VERSION

(d)	a cessation, or any change in the nature or conduct, of the Business, being a cessation or change occurring on or after Completion.

3.3

Notwithstanding any other provision of this agreement, the Seller gives no warranty in relation to any projection, forecast, estimate, opinion or statement of belief or any other forward-looking statement contained in any document in the Data Room or provided by it (or on its behalf) to the Purchaser.

4.	Financial limits

4.1	The liability of the Seller under or in respect of the Warranties (other than the Fundamental Warranties, with respect to subparagraph (c) below) shall be limited as follows:

(a)

the Seller shall not be liable in respect of, and there shall be disregarded for all purposes, any Warranty Claim unless the amount of the damages to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim exceeds GBP200,000 (save that where any claim by the Purchaser relates to a series of related claims or events, all the damages for such related claims shall be aggregated for the purpose of this paragraph), in which case the Seller shall be liable for the full amount of the Warranty Claim as agreed or determined and not just the excess;

(b)

the Seller shall not be liable in respect of any Warranty Claim except to the extent that the amount of damages resulting from any and all Warranty Claims (other than claims disregarded as contemplated by subparagraph (a) above) exceed in aggregate GBP2,000,000 (excluding interest and all legal and other costs and expenses), in which case the Seller shall be liable for the full amount of the Warranty Claim as agreed or determined and not just the excess;

(c)

the maximum aggregate liability of the Seller in respect of any and all Warranty Claims (other than in respect of the Fundamental Warranties) shall not exceed an amount equal to 35% of the Consideration; and

(d)

the maximum aggregate liability of the Seller in respect of any and all Warranty Claims in respect of the Fundamental Warranties shall not exceed (when taken together with all other claims under this agreement and any claims under all other Transaction Documents) an amount equal to 100% of the Consideration.

5.	Time limits

The liability of the Seller in respect of (a) the Fundamental Warranties and Tax Warranties shall terminate on the fifth anniversary of Completion; and (b) the Warranties (other than the Fundamental Warranties and Tax Warranties) shall terminate eighteen months after Completion, except in respect of any Warranty Claim of which notice is given to the Seller as contemplated by paragraph 2 of this Schedule 2 before the relevant date. The liability of the Seller in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Warranty Claim as contemplated by paragraph 2 of this Schedule 2 (or, if the Warranty Claim is based on a liability which is contingent only, within six months after such contingent liability gives rise to an obligation to make a payment). For the purposes of this paragraph 5, there shall be disregarded any period of time during which the Seller has elected to assume conduct of the Third Party Claim in accordance with paragraph 7 of this Schedule 2.

EXECUTION VERSION

6.	Payment of damages

Any payment made by the Seller in respect of a Warranty Claim shall, to the maximum extent possible under applicable law, be deemed to be a reduction in the Consideration.

7.	Third party claims

7.1

If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Seller may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)

the Seller shall indemnify the Purchaser against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Seller may request pursuant to subparagraphs (b) and (c) below;

(b)

the Purchaser shall make available to the Seller such persons and all such information as the Seller may request (acting reasonably) for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(c)

the Purchaser shall take such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may request (acting reasonably) and shall not (save where the Purchaser demonstrates that failure to do so would be materially prejudicial to the business interests of any member of the Purchaser’s Group) make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld, delayed or conditioned); and

(d)

the Seller shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably).

7.2

If a Warranty Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Seller shall give any notice as contemplated by subparagraph 7.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)	consult with the Seller, and take account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)

keep the Seller promptly informed of the progress of the Third Party Claim and provide the Seller with copies of all relevant documents and such other information in the Purchaser’s possession as may be requested by the Seller (acting reasonably); and

(c)

not cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

EXECUTION VERSION

7.3

Nothing in this paragraph 7 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 7:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and clause 21 of this agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)

if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

7.4

Any failure by the Purchaser to comply with its obligations in this paragraph 7 shall not prevent any claim by the Purchaser that it may have against the Seller or extinguish any liability of the Seller in respect of the relevant claim in question.

8.	Mitigation

The Purchaser shall take all reasonable measures to mitigate any loss which it may incur in consequence of any breach by the Seller of the terms of this agreement including a breach of a Warranty.

9.	Recovery from third parties

If:

(a)	the Seller makes a payment in respect of a Warranty Claim (the Damages Payment);

(b)

the Purchaser receives any sum other than from the Seller which would not have been received but for the matter or circumstance giving rise to that Warranty Claim within twelve months of the expiry of the relevant time limitations for that Warranty Claim referred to in paragraph 5 (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment.

10.	Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any of the Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a Warranty Claim, the Purchaser is entitled to recover under any policy of insurance, the amount of insurance monies that the Purchaser actually recovers (having made reasonable efforts to recover such amounts) shall reduce pro tanto or extinguish that Warranty Claim.

EXECUTION VERSION

11.	Contingent liabilities

If any Warranty Claim is based upon a liability which is contingent only, the Seller shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability ceases to be contingent and becomes an actual liability on or before the date falling twelve months from the expiry of the relevant time limitations for that Warranty Claim referred to in paragraph 5.

12.	Remedy of breaches

If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Seller shall have no liability in respect of that Warranty Claim unless the relevant matter or circumstance is not remedied within 30 days after the date on which the Seller is given notice as contemplated by paragraph 2 of this Schedule 2 in relation to that matter or circumstance. The Purchaser shall procure that the Seller is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and shall, without prejudice to paragraph 8 of this Schedule 2, provide all reasonable assistance to the Seller to remedy the relevant matter or circumstance.

13.	Consequential loss

The Seller shall have no liability under or in respect of the Warranties for any loss of business or profits, or in connection with any indirect or consequential loss or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a Warranty Claim.

14.	Fraud

None of the limitations on the liability of the Seller set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against the Seller to the extent that the liability of the Seller in respect of that claim arises from fraud or wilful concealment on the part of the Seller or any member of the Seller’s Group.

EXECUTION VERSION

SCHEDULE 3

ASSETS

PART 1

ASSETS

(a)	the Goodwill;

(b)	the Equipment;

(c)	the benefit (subject to the burden) of the Property Lease;

(d)	the benefit (subject to the burden) of the Insurance Policies and the Reinsurance Policies;

(e)	the benefit (subject to the burden) of the Contracts;

(f)	the Business Intellectual Property Rights;

(g)	the Information;

(h)	all records and other documents relating to the Business;

(i)	the benefit of the Claims;

(j)	the Debts;

(k)	cash in hand and at bank, including the Equity;

(l)	bills receivable; and

(m)	the Investments.

EXECUTION VERSION

PART 2

APPORTIONMENT OF INITIAL CONSIDERATION

Description of assets and liabilities transferred	Total Valuation for the Business as at Accounts Date (SGD)	Revised valuation as at Accounts Date (SGD)	Apportionment of Consideration (GBP)
			(Based on a rate of exchange of GBP 1 = SGD 2.127)
ASSETS
Debt securities	95,598,131	95,598,131	44,945,055
Cash and deposits	170,130,000	43,794,000	20,589,563
Investment income due or accrued	161,200	161,200	75,787
Outstanding premiums and agents’ balances	65,567,814	65,567,814	30,826,429
Deposits withheld by cedents	1,303,513	1,303,513	612,841
Reinsurance recoverables (on paid claims)	2,406,228	2,406,228	1,131,278
Fixed assets (excluding the Lease)	1,203,270	1,203,270	565,712
Interfund Balances and IntraGroup Balances (due from)	27,771,238	27,771,238	13,056,529
Other assets	2,506,861	2,506,861	1,178,590
The Lease	0	0	0
Goodwill	0	-44,075,674	72,478,009
LIABILITIES
Policy liabilities (Net)	-144,381,275	-144,381,275	-67,880,242
Reinsurance deposits	-5,726,323	-5,726,323	-2,692,206
Amounts owing to insurers	-23,224,052	-23,224,052	-10,918,689
Interfund Balances and IntraGroup Balances (due to)	-8,011,544	-8,011,544	-3,766,593
Others	-14,893,387	-14,893,387	-7,002,063
Head Office Account	-126,336,000	0	0
Equity	-44,075,674	0	0

EXECUTION VERSION

SCHEDULE 4

THE PROPERTY

1.	(a) Address: 9th Floor, 60 Anson Road, #09-01/02/03, Mapletree Anson, Singapore 079914.

(b)       Landlord: DBS Trustee Limited

(c)       Term: Four years on and from 1 August 2011 with an option to renew of three years.

(d)       Rent:

      Year 3 – SGD 108,723.19 /month

      Year 4 – SGD 112,242.48 /month

      plus GST at prevailing GST rate

(e)       Service Charge: SGD 21,050.56 /month plus GST at prevailing GST rate

EXECUTION VERSION

SCHEDULE 5

PRE-COMPLETION UNDERTAKINGS

1.	CONDUCT OF BUSINESS.

1.1

To the extent permitted by law, the Purchaser and the Seller shall each appoint a representative to participate in a weekly conference call to discuss the Business, including any and all matters that may be adverse to the Business.

1.2	The Seller shall from the date of this agreement until Completion:

(a)

carry on the Business in the ordinary course in accordance with all applicable laws and regulations in substantially the same manner as it was operated prior to the date of this agreement and use its reasonable endeavours to maintain its trade connections; and

(b)

take reasonable steps to maintain the Equipment and Information Technology in the ordinary course in substantially the same manner as it was maintained prior to the date of this agreement and remove none of its physical Assets from the Property or otherwise dispose of any Asset, in each case save in the ordinary course of business or with the written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

1.3

Until Completion, the Seller shall exercise all rights and powers available to it so as to procure that, except with the written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), it shall not, in relation to the conduct of the Business (other than in the ordinary course of the investment activities related to the Business):

(a)	incur any expenditure exceeding GBP200,000 on capital account; or

(b)	dispose of any part of the Assets except in the ordinary course of business or create any Encumbrance in respect of any part of the Assets; or

(c)	borrow any money (except borrowings from its bankers not exceeding GBP100,000) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

(d)	enter into any transaction with a member of the Seller’s Group other than on arm’s length terms; or

(e)

make any change in the terms and conditions of employment of any of its Senior Employees or employ any additional person on terms that they will earn more than the equivalent of GBP80,000 per annum (Additional Senior Employees);

(f)	terminate for cause (where there has been a material breach by the Senior Employee of his employment contract) the employment of any Senior Employee or any Additional Senior Employees; or

(g)	terminate (except in relation to paragraph 1.3(f) above) the employment of any Senior Employee or any Additional Senior Employees; or

(h)

make, or announce to any person any proposal to make, any change or addition to any benefit of or in respect of any Employee, Senior Employee or Additional Senior Employee other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or

EXECUTION VERSION

(i)

enter into any (i) large and complex construction and engineering (C&E) insurance policies with a period of 5 years or more (whereby the period is the construction period, excluding any additional period for maintenance cover); (ii) construction employee compensation insurance policies; or (iii) other insurance policy with a period greater than 18 months (except for insurance business relating to maids); or

(j)	release any provision or reserve in respect of liabilities of the Business except in the ordinary course of business consistent with past practice; or

(k)	materially alter the type or nature or mix of the investment portfolio of the Business from that which existed as at the date of this agreement; or

(l)	vary, or agree to terminate, any Material Contracts, material Insurance Policy and/or material Reinsurance Policy other than in the ordinary course of business; or

(m)

otherwise than in the ordinary course of business; (i) enter into, materially modify, agree to terminate or assign any contract or agreement; or (ii) assume any liability, in each case (A) having a value or involving expenditure by the Business in excess of GBP50,000 or (B) which is of a long-term, onerous or unusual nature; or

(n)

make any changes to its accounting or actuarial practices or policies in relation to the relevant Business or amend any internal policies, practices or guidelines with respect to underwriting, claims handling, reserving, reinsurance and distribution arrangements which would adversely affect the Business; or

(o)	otherwise than in the ordinary course of business, institute, settle or agree to settle any legal proceedings relating to the Business for amounts exceeding GBP50,000; or

(p)	offer any new products or withdraw any existing products or materially amend or vary the terms and conditions of any existing products; or

(q)	incur any liabilities other than trading liabilities incurred in the ordinary and usual course of business on an arm’s length basis; or

(r)	incur or pay any management charges or other payments to any member of the Seller’s Group otherwise than in the ordinary course of business consistent with past practice; or

(s)	agree, conditionally or otherwise, to do any of the foregoing.

EXECUTION VERSION

SCHEDULE 6

COMPLETION

PART 1

SELLER’S OBLIGATIONS

At Completion the Seller shall procure the delivery to the Purchaser of:

(a)	a certified copy of a board resolution of the Seller authorising the execution of this agreement and the other Transaction Documents to which it is or will be a party;

(b)	counterparts of the Transaction Documents to which they are a party, duly executed by the Seller and the relevant members of the Seller’s Group as applicable;

(c)

all documents necessary to effect the assignment of the Property Lease to the Purchaser, where all necessary consents have been obtained and all such documents have been agreed and executed by the relevant parties thereto, in each case before the Completion Date;

(d)

assignments in favour of the Purchaser in the Agreed Form of the Business Intellectual Property Rights, duly executed by the Seller or by the member of the Seller’s Group as the registered owner of the same;

(e)

where counterparties to a Contract have agreed or consented to a novation or assignment of the relevant Contract to the Purchaser, counterpart assignments or novation agreements in favour of the Purchaser in respect of that Contract executed by the Seller and the relevant counterparty;

(f)	the Information and all other records, documents, lists, catalogues, literature and material as are included in the Assets;

(g)

cash by electronic or wire transfer in immediately available funds for same day value into an account of the Purchaser’s Singapore branch (details of which are notified in writing to the Seller no later than three Business Days prior to Completion) with an aggregate value equivalent to cash in hand and at bank, including the Equity, of the Singapore Branch as at Completion; and

(h)

duly executed transfers (or other instruments or where such securities are held in electronic form the equivalent thereof) in favour of the Purchaser in respect of all of the Investments, in such forms reasonably acceptable to the Purchaser, together with the certificates (if applicable) evidencing the Seller’s ownership of the relevant Investment.

EXECUTION VERSION

PART 2

PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

(a)	make a payment to the Seller of an amount equal to the Initial Consideration;

(b)

deliver to the Seller a certified copy of the resolutions of the board of directors of the Purchaser authorising the execution of this agreement and each of the other Transaction Documents to which it is or is to be a party;

(c)	deliver to the Seller a counterpart of each Transaction Document to which the Purchaser is a party, duly executed by the Purchaser; and

(d)

where counterparties to a Contract have agreed or consented to a novation or assignment of the relevant Contract to the Purchaser, deliver to the Seller counterpart assignments or novation agreements in respect of that Contract executed by the Purchaser.

EXECUTION VERSION

SCHEDULE 7

EMPLOYEES

1.	In this schedule:

Beneficiary means, in relation to an indemnity, the person receiving the benefit of the indemnity;

claim includes a claim by any person (including a trade union and any governmental, statutory or local authority or body);

Covenantor means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary;

Employee Costs means salary, entitlements, benefits, contributions to or requirements to provide any payment or benefit under any retirement scheme, mandatory payments to pension funds, provident funds, paid time off, annual leave, guarantees and compensations, bonuses and incentive plans, termination, remuneration in lieu of notice of termination, redundancy, retrenchment, severance or long service payments, holiday or maternity leave or any payment or benefit relating to, payable or accruing in respect of an Employee under the terms of any applicable contract or any law or regulation; and

liability and liabilities includes any award, compensation, damages, fine, loss, order, penalty, payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation by any enforcement, regulatory or supervisory body and of implementing any requirements which may arise from any such investigation); legal costs and expenses are assessed on an indemnity basis.

2.	The transfer of the employment of the Non-Executive Employees shall be governed by section 18A of the Singapore Employment Act.

3.

The Seller and the Purchaser shall procure that all Non-Executive Employees shall be transferred to the Purchaser at the Completion together with the Assets on the same terms and conditions of employment as under their employment with the Seller pursuant to section 18A of the Employment Act but nothing shall prevent the Purchaser and any Non-Executive Employee or the Singapore Insurance Employees’ Union (the Union) (in respect of any Non-Executive Employee who is represented by the Union) from negotiating for and agreeing to terms of service different from those contained in the contract of service that is preserved under section 18A(1) of the Employment Act. Upon the execution of this agreement and prior to Completion, the Seller and the Purchaser shall perform all acts and take all steps necessary to comply with the provisions of section 18A of the Employment Act and the Seller shall perform all acts and take all steps necessary to comply with the provisions of the collective agreement between the Seller and the Union covering the period 1 January 2012 to 31 December 2014 (including any amendments or extensions thereto), and shall issue a joint letter in the Agreed Form to all Non-Executive Employees as soon as practicable after the date of this agreement to inform the Non-Executive Employees of:

(a)	the fact that the transfer of employment to the Purchaser is to take place, the approximate date of transfer and the reasons for it; and

(b)	the implications of the transfer and the measures that the Purchaser and the Seller will, in connection with the transfer, take in relation to the Non-Executive Employees.

EXECUTION VERSION

4.

The Seller shall give notice to the Executive Employees terminating their employment with effect from the Completion Date in accordance with the terms of the Employee’s contract of employment. Not less than seven days before the date of expiry of the notices of termination, the Purchaser shall give notice to each of the Executive Employees offering them re-employment with the Purchaser with effect from the expiry date of the termination notice on terms no less favourable than those on which the Executive Employees are employed by the Seller before Completion and that shall include full credit for any period of employment with any member of the Seller’s Group, such notices to be in the Agreed Form.

5.

If an Executive Employee accepts the Purchaser’s offer of re-employment, then the Seller shall facilitate the release of such Executive Employee from his or her employment. If an Employee (including an Executive Employee) does not accept the offer of re-employment, the Seller will remain responsible for, and will indemnify the Purchaser against, all Employee Costs and liabilities relating to the non-transferring Employees save and except for any liability which arises as a consequence of a breach by the Purchaser of the Purchaser’s obligations under paragraph 4 of this schedule.

6.

The Seller will discharge all its obligations in respect of the Employees (including but not limited to all Employee Costs) that relate to the period prior to the Completion Date and will indemnify the Purchaser in relation to all Employee Costs as at Completion and against any liability (such Employee Costs and liability being the Employee Excluded Liabilities):

(a)	arising from the Seller’s failure to do so; or

(b)	relating to a claim by, on behalf of or in relation to an Employee which arises out of any act or omission by the Seller or any other event, matter or circumstance occurring before Completion; or

(c)	arising from Sharesave Plan, Long Term Incentive Plan (LTIP), any deferred bonus awards, any cash awards (one-off or otherwise), completion bonus and any retention bonuses.

This indemnity excludes:

(i)	any part of any liability for which the Purchaser is responsible under paragraph 7 below which arises from a transferring Employee’s period of continuous employment before Completion; and

(ii)

an obligation as is mentioned in paragraph 7 below to make any payment as a result of termination of employment which is calculated by reference of a period of employment with the Seller or any member of the Seller’s Group as well as the period of employment with the Purchaser.

For the avoidance of doubt, the Purchaser shall not be entitled to recover damages or obtain payment more than once for the same loss in relation to the indemnity under this paragraph 6 or the indemnity under clause 3.3 of this agreement.

7.

The Purchaser will assume responsibility as the employer of the Employees on its own account from the day following the Completion Date and the Purchaser will indemnify the Seller against all liabilities arising from the Purchaser’s failure to discharge any liability relating to an Employee arising after Completion (save for Employee Excluded Liabilities).

8.	If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity from the Covenantor, the following provisions will apply:

EXECUTION VERSION

(a)

the Beneficiary will immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and will consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary will give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgment in respect of such proceedings is given;

(b)	the Beneficiary will:

(i)

take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

(ii)

in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor will fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

(iii)	not admit liability in respect of or settle the matter without the prior written consent of the Covenantor such consent not to be unreasonably withheld or delayed; and

(c)

if the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor will promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary’s business interests to be materially prejudiced.

9.

Any failure by any party to exercise any rights under this schedule will not operate as a waiver by that party of any such rights nor should it prevent that party from exercising the same right. The liability of any party under this schedule will not be released, impaired or affected by anything done by or arrangements or alterations of terms made with any of the parties to this agreement.

10.	The indemnities given by the Covenantor in this schedule are in addition to any rights which any Beneficiary may have at law or otherwise including, but not limited to, any right of contribution.

11.

The indemnities contained in this schedule will, for the avoidance of doubt, extend to include all costs and expenses suffered or reasonably incurred by the Beneficiary in connection with enforcing its rights under this schedule.

12.	No statement in the Disclosure Letter will affect any of the indemnities in this schedule.

EXECUTION VERSION

SCHEDULE 8

EXCLUDED CONTRACTS

1.	Front and Cede Business

The Front and Cede Business is comprised of the following treaties as well as the insurance policies written under these treaties:

Middle East Entity	Treaty
RSAI PLC, Bahrain Branch	100% Quota Share Reinsurance and 100% Quota Share Retrocession for all large and complex C&E, marine, property and casualty business written in Bahrain
RSAI Oman SAOC	100% Quota Share for all large and complex C& E, marine, property and casualty business written in Oman
RSAI (Middle East) Ltd E.C.	100% Quota Share for all large and complex C& E, marine, property and casualty business written in United Arab Emirates
Al Alamiya Cooperative Insurance Company	Combination of Quota Share, First Surplus and Second Surplus Treaties for large and complex C&E, property and marine written in KSA, and individual Facultative placements in respect of certain Casualty and Property risks

2.	Finance Services Agreements for Investments

Description of Agreement	Data Room Folder
All Banking Providers – current bank accounts	1.9
All fixed Deposits – time deposits	1.9
JP Morgan (Singapore) Liquidity Funds / Liquidity Management Account JPM account opening doc JPM account term JPM signature list amendment USD JPM liquidity form JPM LMA account signed form	6.41.26 6.41.27 6.41.28 6.41.51 6.41.52
Citibank (Singapore) Central Travel Account - Corporate	6.41.53
Card, Pre-Paid Card, Lockbox facility

Master Agreement (Citi prepaid Card)	6.41.53.1
Schedule 2 (Citi prepaid Card)	6.41.53.2
Addendum (Citi prepaid Card)	6.41.53.3
Citi Lockbox Agreement 28th May 2001	6.41.53.4
Lockbox Letter of Indemnity_12th Dec 2013	6.41.53.5
Citi Corporate Card New Admin Form	6.41.53.6
Citi Corporate Card Agreement	6.41.53.7
HSBC (Singapore) Corporate Cards)	Not Applicable
6.41.16
Deutsche Bank (Singapore) Bankers Guarantee, FX4Cash	6.41.46
(Bank Guarantee relating to Maids Insurance)	6.41.54
Citibank (Dublin) Bankers Guarantee (Bank Guarantee	Not Applicable
relating to Maids Insurance)

EXECUTION VERSION

3.	Seller’s Group Assets

The following assets are owned by members of the Seller’s Group and form part of the Retained Business:

Description of Agreement	Data Room Folder
DWS Investment SA (Deutsche)	6.41.23
6.41.5
JP Morgan – Investment Custodian (Main Agreement at	Not provided
Group level)
JPM Custodian Addendum Signed Oct 2009	6.41.55
JPM Custodian Addendum Signed Jun 2010	6.41.56
JPM Custodian Addendum Signed Nov 2010	6.41.57
AON Grip Group Level Agreement	Not provided
Willis Group Level Agreement	Not provided
Websters Claims Adjustment Services	Not provided

4.	Excluded Tenancy Agreements

4.1

The following tenancy agreements entered into on behalf of certain Employees will form part of the Retained Business to the extent such Employees do not transfer to the employment of the Purchaser at Completion:

Description of Agreement	Data Room Folders
Tenancy agreements entered into by the Singapore Branch on behalf of certain Employees	4.29.3.1 to 4.29.3.9

4.2	The following tenancy agreement entered into by the Singapore Branch forms part of the Retained Business:

Description of Agreement	Data Room Folder
Tenancy Agreement for the lease of premises situated at 56A Duxton Road, Singapore 089520	6.41.49

5.	Additional Excluded Contracts

5.1	The Network Partnership Agreement set out in the Data Room in folder 6.41.41 forms part of the Retained Business and will not be novated to the Purchaser at Completion.

EXECUTION VERSION

SCHEDULE 9

COMPLETION ACCOUNTS

PART 1

PREPARATION OF THE COMPLETION BALANCE SHEET

1.	PREPARATION OF DRAFT COMPLETION BALANCE SHEET

To enable the Completion Equity to be ascertained, as soon as reasonably practicable and by no later than 30 Business Days following Completion, the Purchaser shall prepare and deliver to the Seller a draft of a balance sheet of the Business (the draft Completion Balance Sheet) as at the Completion Balance Sheet Date. The draft Completion Balance Sheet shall be prepared in the form and include the items shown in Part 2 of this schedule and in accordance with the following:

(a)	the specific policies set out in Part 3 of this schedule;

(b)

to the extent not covered by (a) and to the extent consistent with the Accounting Standards in force at the Accounts Date, the accounting policies, principles, practices, evaluation rules, categorisations, procedures, techniques, methods and bases adopted by the Seller in relation to the Business in the preparation of the Accounts; and

(c)	to the extent not covered by (a) or (b), the Accounting Standards in force at the Accounts Date.

2.	NOTIFICATION OF DISPUTED ITEMS

Within 30 Business Days of delivery to the Seller of the draft Completion Balance Sheet, the Seller shall give a notice to the Purchaser of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 30 Business Days, no such notice is given to the Purchaser or the Seller has given notice to the Purchaser that there are no items it wishes to dispute, the draft Completion Balance Sheet shall constitute the final Completion Balance Sheet for the purposes of this agreement.

3.	RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF THE COMPLETION BALANCE SHEET

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)	the Seller and the Purchaser shall attempt to agree in writing the item or items disputed by the Seller;

(b)

if any such item or items are not agreed in writing between the Seller and the Purchaser within 20 Business Days of the provision of notice to the Purchaser by the Seller pursuant to paragraph 2 above, the item or items in dispute shall be determined by the Independent Accountants; and

(c)

the draft Completion Balance Sheet, adjusted to take account of each item in dispute as agreed in writing between the Seller and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the final Completion Balance Sheet for the purposes of this agreement.

EXECUTION VERSION

4.	INDEPENDENT ACCOUNTANTS

4.1

If the Seller and Purchaser do not reach an agreement in accordance with paragraph 3(a) above, such items in dispute (and not those items of the draft Completion Balance Sheet that have been agreed between the Seller and the Purchaser) shall be referred to such firm of chartered accountants:

(a)

(i) to such individual based in the London or Singapore office, and employed by the relevant member firm, of Deloitte Touche Tohmatsu Limited, Ernst & Young Global Limited, KPMG International Cooperative or PricewaterhouseCoopers International Limited (each, a Big 4 Expert Firm), as the Purchaser and the Seller may agree; (ii) (solely in circumstances in which all of the Big 4 Expert Firms are precluded from accepting the appointment as a result of professional conduct rules relating to conflicts or are otherwise unwilling to accept such appointment) to such individual at another independent firm of chartered accountants of international repute as the Purchaser and the Seller may agree, each within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

(b)

failing such agreement, as shall be nominated for this purpose on the application of the Seller or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

4.2

The Seller and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants. The Seller and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Seller and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

4.3	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Seller and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;

(c)	their terms of reference shall be as set out in this Schedule 9;

(d)	the Independent Accountants shall decide the procedure to be followed in the determination;

(e)

the Seller and the Purchaser shall each provide the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Business subject to execution of confidentiality undertakings and hold harmless letters if accessing auditor’s working papers;

(f)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

(g)

the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne as the Independent Accountants shall determine, failing which they shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

EXECUTION VERSION

5.	PROVISION OF INFORMATION

The Seller shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Seller), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule 9. The Purchaser shall provide the Seller with all access to premises, information, assistance (including assistance from employees of the Purchaser) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule 9.

EXECUTION VERSION

PART 2

PRO FORMA COMPLETION BALANCE SHEET

Assets	Accounts Date 31 December 2013 (SGD million)	Completion Balance Sheet Date
ASSETS
Debt securities	95,598,131
Cash and deposits	170,130,000
Investment income due or accrued	161,200
Outstanding premiums and agents’ balances	65,567,814
Deposits withheld by cedents	1,303,513
Reinsurance recoverables (on paid claims)	2,406,228
Fixed assets	1,203,270
Interfund Balances and IntraGroup Balances (due from)	27,771,238
Other assets	2,506,861
TOTAL ASSETS	366,648,255
LIABILITIES
Policy liabilities (Net)	144,381,275
Reinsurance deposits	5,726,323
Amounts owing to insurers	23,224,052
Interfund Balances and IntraGroup Balances (due to)	8,011,544
Others	14,893,387
TOTAL LIABILITIES	196,236,581
Head Office Account	126,336,000
Equity	44,075,674

EXECUTION VERSION

SPECIFIC POLICIES FOR PREPARATION OF THE COMPLETION BALANCE SHEET

1.	The Completion Balance Sheet shall be prepared as follows:

1.1

by reference to the nominal ledgers of the Business as at immediately prior to Completion. For the avoidance of doubt, the Completion Balance Sheet shall not take into account the funds flows arising as a consequence of Completion;

1.2	on a going concern basis and as if the date to which the Completion Balance Sheet is made up were the last day of a financial and fiscal year;

1.3	so as to include no provision for any matter which is the subject of an indemnity in favour of the Purchaser under the Transaction Documents;

1.4

so as to include no charge, provision, reserve, write-off, impairment or loss (whether against an asset or as a liability) to the extent arising as a consequence of the change of ownership of the Business (unless specifically indicated otherwise in paragraph 1.13 of this Part 3) or any change in management strategy, direction or priority or possible closure of any business (or part thereof) which results from such change of ownership or which is implemented at the direction of the Purchaser;

1.5	so as to take no account of events or information coming to light following the date of delivery by the Seller to the Purchaser of any notice pursuant to paragraph 2 of Part 1 of this Schedule 9;

1.6	so as to take no account of the costs of the Business or the Purchaser in relation to the preparation, delivery, review and resolution of the Completion Balance Sheet;

1.7

so as to include no provision for any Tax in respect of the Business (including in respect of any deferred Tax liabilities of the Business), and to also take no account of any loss, relief, allowance, deduction or credit in respect of any Tax that may be available to the Business, with the intention that no deferred Tax assets of the Business are provided for as assets in the Completion Balance Sheet;

1.8

so that all assets and liabilities of the Business are presented in SGD and then converted to GBP at the spot midpoint rate of exchange for the particular currency at Completion at the rate quoted by Bloomberg as at 4:00 p.m. in London;

1.9

such that no item may be included in the Completion Balance Sheet more than once or in a manner which results in double-counting (and the provisions of this Schedule 9 shall be interpreted so as to avoid any such double-counting);

1.10	without application of any minimum level of materiality;

1.11

so as not to reappraise the value of any of the fixed assets of the Business and, in particular (but without limitation), so as not to revalue any land or buildings save to allow for applicable depreciation in accordance with past practice;

1.12

so that the value attributed to any goodwill or other intangible asset shall be that attributed to it in the Accounts and so that no liability shall be made for any depreciation or otherwise in respect of any goodwill or intangible asset; and

1.13

so as to assume that the Business benefits from an amount of reinsurance which is equal to the reinsurance from which it benefitted immediately prior to Completion but so that the value attributed to any unexpired premium reserves assets related to the remaining period of cover for events which occur after the Completion Date under reinsurance agreements (such as deferred costs or prepaid expense) which will terminate at Completion is written off to nil.

EXECUTION VERSION

2.	The following specific accounting policies shall be applied when preparing the Completion Balance Sheet:

2.1

annual bonus and management incentive plans for management and employees (together, the Bonus) shall be accrued on a monthly basis at a rate of one twelfth of the total annual Bonus which would be payable if the Business achieved an on-target performance as defined within the relevant Bonus plan for the financial year in which Completion shall occur. On payment of the Bonus, the actual payment is recorded in the financial statements. In the event that the Bonus shall have been over provided for in the accrual the over provision shall be released to the Profit & Loss account for the financial year in which Completion shall occur. In the event that the Bonus shall have been under provided for in the accrual the under provision shall be charged to the profit and loss account for the financial year in which Completion shall occur; and

2.2

receivable balances which are overdue by 12 months or more shall be provided for in full. Receivable balances which are overdue by more than 6 months but less than 12 months shall be provided for where and to the extent that the Purchaser reasonably believes that they may not be collectable.

EXECUTION VERSION

SCHEDULE 10

LIST OF DOCUMENTS TO BE SUBMITTED TO THE MAS AND THE SUPREME COURT

1.	Letter to the MAS lodging the Scheme.

2.	Agreed Form Scheme.

3.	Originating Summons for the application to the Singapore Court.

EXECUTION VERSION

SCHEDULE 11

AGREED FORM SCHEME

As appended.

EXECUTION VERSION

SCHEDULE 12

AGREED FORM DEED OF NOVATION

As appended.

EXECUTION VERSION

SCHEDULE 13

AGREED LIST OF BUSINESS TRADE MARKS

List of Business Trade Marks

Title	Status	Registration No.	Classes	Application Date

	Registered	T0508939Z T0508942Z T0508943H	36 37 39	30 May 2005

	Registered	T0605561H T0605562F T0605563D	36 37 39	24 Mar 2006

	Registered	T9607167G	36	15 Jul 1996

	Registered	T9607170G	36	15 Jul 1996

	Registered	T9607171E	36	15 Jul 1996

	Registered	T0508938A T0508933J T0508935G	39 36 37	30 May 2005

	Registered	T0508945D T0508946B	36 37	30 May 2005

	Registered	T0509604C	36	09 Jun 2005

EXECUTION VERSION

Registered	T9607168E	36	15 Jul 1996

Registered	T0508948I	36	30 May 2005

Registered	T0605565J T0605564B	37 36	24 Mar 2006

Registered	T9607169C	36	15 Jul 1996

Registered	T9608560J	36	16 Aug 1996

Registered	T9608559G	36	16 Aug 1996

EXECUTION VERSION

SCHEDULE 14

TRANSITIONAL SERVICES

PART 1

DEFINITIONS

For the purposes of this Schedule 14:

Comparison Period means the period between the date of this agreement and the Completion Date;

Maximum Transitional Period means the date falling six months from the Completion Date;

Replacement Service Provider means any person who from the end of the relevant Transitional Service provision provides the Transitional Services to the Purchaser for the benefit of the Business by way of replacement of the Seller;

Service Terms means in respect of each Transitional Service the service term identified as such in Part 3 of this Schedule 14;

Transitional Services means the services identified as such in Part 3 of this Schedule 14 to the extent that they relate to the Business;

TSA Third Party Consents means any consents necessary from third parties in order to provide the Transitional Services; and

Unauthorised Use means any access or use of the Information Technology systems of the Seller or of any other member of the Seller’s Group or any access, use or disclosure of any information, data or code (whether source code or object code) that is contained in, or utilised by, the Information Technology systems of the Seller or of any other member of the Seller’s Group that (in each case) is not expressly permitted by this Schedule 14 or is outside the scope of its intended use under this Schedule 14 (having regard to its use during the Comparison Period).

EXECUTION VERSION

PART 2

GENERAL PROVISIONS

1.	Migration Planning

1.1

Within four weeks of the date of this agreement, the parties shall meet to undertake a joint discussion in relation to the Transitional Services and the general approach to the transfer of the Transitional Services from the Seller to the Purchaser or a Replacement Service Provider for the benefit of the Business (Migration Workshop). At a minimum, the parties shall discuss and attempt to agree at the Migration Workshop:

(a)

whether any adjustments or changes are required to the list of Transitional Services or to the description of each of the Transitional Services (any such adjustments or changes to be agreed in writing by the parties);

(b)

whether or not to shorten or lengthen the Service Term in respect of any Transitional Service or whether, in fact, any Transitional Service is not required to be provided by the Seller to the Purchaser (any such adjustments to be agreed in writing by the parties); and

(c)

the resources, activities and timetable required to achieve the successful transfer of the Transitional Services from the Seller to the Purchaser or a Replacement Service Provider for the benefit of the Business.

1.2

Within seven weeks following the date of this agreement, the Purchaser shall provide to the Seller for review, a draft migration plan setting out any adjustments to the Transitional Services and/or the Service Terms and the steps the parties intend to take to enable the Transitional Services to be transferred to the Purchaser or a Replacement Service Provider for the benefit of the Business as soon as reasonably practicable after the Completion Date and, in any event, by the end of the Maximum Transitional Period, such draft to be consistent with any agreement reached in the Migration Workshop. The Seller shall provide written comments to the Purchaser in respect of the draft migration plan within one week of receipt of the draft migration plan from the Purchaser.

1.3

The Purchaser shall, by no later than the date falling nine weeks after the date of this Agreement, provide to the Seller a revised draft of the migration plan incorporating any reasonable comments made by the Seller. Thereafter the parties shall agree the migration plan as soon as reasonably practicable and, once agreed, the migration plan shall be the Migration Plan for the purposes of this Schedule 14. Either party may escalate a failure to agree the Migration Plan in accordance with the dispute provisions of this Part 2.

1.4

The Seller shall, at its cost, and provided it is not required to incur any third party costs, provide the Purchaser with reasonable assistance in producing the Migration Plan, including providing reasonable information and relevant documentation about the Transitional Services and the relevant Information Technology systems used by the Seller, to the extent reasonably required by the Purchaser to produce the Migration Plan.

1.5

Each of the Seller and Purchaser agree and acknowledge that the objective of the parties in relation to Migration Plan is the timely and effective separation of the Business from the Seller and the migration of such Business to the Purchaser in a state such that each Purchaser is capable of operating and managing the Business in a competent and functional manner from Completion. From the date of this agreement, each of the Seller and the Purchaser shall use all reasonable endeavours to plan and prepare for the implementation of the matters contemplated by this Schedule 14 and the Migration Plan.

EXECUTION VERSION

1.6	Prior to the Completion Date, the Purchaser and the Seller shall bear their own respective costs in implementing the Migration Plan.

2.	Provision of Transitional Services and Charges

2.1

From Completion, the Seller agrees to provide (or procure the provision of) each of the Transitional Services to the Purchaser for the benefit of the Business for the applicable Service Term (subject to any agreed adjustments to the Service Terms in accordance with this Schedule 14) to no less than the standard at which, and the manner in which (by using the same procedures and technical and organisational means), such Transitional Services were provided during the Comparison Period. Notwithstanding the foregoing, in respect of services procured by the Seller from a third party and passed through to the Purchaser for the benefit of the Business as Transitional Services, the standard applicable to such Transitional Services for the purposes of this paragraph shall be the standard at which they are received by the Seller during the Comparison Period.

2.2

The Purchaser shall be responsible for all reasonable costs and expenses incurred in connection with obtaining or maintaining TSA Third Party Consents, including costs that may be incurred by any agent, contractor or sub-contractor of the Seller, provided always that such costs and expenses are approved by the Purchaser in advance. The Seller shall use all reasonable endeavours to obtain the relevant TSA Third Party Consents. The Seller shall have no obligation to provide, and shall have no liability for any failure to provide or delay in providing, Transitional Services for which a TSA Third Party Consent is necessary, but is not obtained or is refused, terminated or withdrawn (whether as a result of the Purchaser’s failure to pay any costs or expenses referred to above or otherwise) (Dependent Service Element).

2.3

If the Seller is excused from providing a Dependent Service Element pursuant to paragraph 2.2, the Seller shall notify the Purchaser as soon as reasonably practicable and there shall be a proportionate reduction in the Charges (as defined below) to reflect any cost savings to the Seller as a result of such cessation. For the avoidance of doubt, the Seller makes no representation or warranty, whether express or implied, as to whether any TSA Third Party Consent can be obtained or maintained for the purposes of this Agreement.

2.4

In consideration of the Seller providing the Transitional Services, the Purchaser shall pay the Seller an amount of GBP12,000 per month (Charges). The Seller and the Purchaser agree that, where a reduction in scope, volume or standard of a Transitional Service is agreed, or all or a part of a Transitional Service expires or is terminated in accordance with this Schedule, the Charges in respect of the Transitional Services shall be reduced by a proportionate amount agreed between the parties. Upon termination or expiry of a Transitional Service, the Seller shall invoice the Purchaser for all amounts due or payable to the Seller in respect of such Transitional Service that were provided in the period prior to termination and that have not yet been invoiced.

2.5

The Seller shall invoice the Purchaser monthly in arrears for the Transitional Services. All undisputed invoices properly issued by the Seller in respect of the Transitional Services are payable in full by the Purchaser within 30 days of receipt of the invoice, in cleared funds to the bank account nominated in writing by the Seller. Where the Purchaser (acting reasonably and in good faith) disputes a particular Transitional Services invoice, it shall notify the Seller of the dispute as soon as is reasonably practicable following receipt of the invoice, and such dispute shall then be resolved in accordance with the dispute provisions of this Part 2. Notwithstanding the dispute, the Purchaser shall make payments against any undisputed elements of the invoice within 30 days of receipt of the invoice. Upon resolution of the dispute, the Purchaser shall pay the remaining sums due, and interest on that amount calculated on a daily basis at the rate of 2.5% per annum, which interest shall accrue from the date on which such sums become due until payment, within five Business Days of such resolution.

EXECUTION VERSION

2.6

All charges for the Transitional Services shall be exclusive of any amounts in respect of Tax. If any service supplied or provided by the Seller under this Schedule 14 is a supply on which Tax is chargeable, the Purchaser shall procure that the recipient of that supply shall, against the production of a valid Tax invoice, pay to the maker of it an amount equal to any Tax so chargeable for which the maker of the supply is liable to account and the maker of such supply, following receipt of any such amount, shall account or shall procure that the representative member of its Tax group accounts to the relevant Taxation Authority for the Tax to which such amount relates within the applicable time limits. This paragraph shall continue to apply after expiration of this agreement.

3.	Co-operation and Unauthorised Use

3.1

The Seller and the Purchaser shall each (at its own cost) provide the other and the other’s contractors, agents and employees with such data, information, records and assistance as the other may reasonably request for the purpose of performing or receiving any Transitional Services and drafting and executing the Migration Plan and shall procure that its contractors, agents and employees comply with their respective obligations under all applicable laws in the provision or receipt of Transitional Services. The Seller and the Purchaser shall each act reasonably and in good faith, and shall co-operate with each other as reasonably required for the provision or receipt of Transitional Services and drafting and executing the Migration Plan.

3.2

The Purchaser shall not, and shall procure that each member of the Purchaser’s Group and its and their respective officers, directors, employees, contractors, sub-contractors, agents and other representatives shall not, commit any act of Unauthorised Use, and neither party shall suffer or permit any third party to commit any act of Unauthorised Use. In the event of any such Unauthorised Use (without prejudice to any other rights or remedies that the Seller may have), the Seller shall notify the Purchaser of the instance of Unauthorised Use and, where the instance of Unauthorised Use is capable of being remedied, request that the Purchaser remedy the instance of Unauthorised Use within three Business Days after receipt of notice giving full particulars of the Unauthorised Use.

3.3

If the instance of Unauthorised Use is incapable of being remedied, or has not been remedied in accordance with paragraph 3.2, the Seller shall be entitled (without liability to the Purchaser) to do one or more of the following: (i) temporarily disable or suspend access to particular parts of the Information Technology system to the user accounts of the users engaged in such Unauthorised Use; (ii) temporarily disable or suspend access to all Information Technology systems to the user accounts of the users engaged in such Unauthorised Use; and/or (iii) immediately suspend access to any affected Information Technology system, in each case only until such time as the Seller is reasonably satisfied that the Unauthorised Use has ceased and will not recur. In exercising its rights under this paragraph 3.3, the Seller shall act reasonably and proportionately.

4.	Termination and Disputes

4.1

The Seller may terminate all or any of the Transitional Services immediately by notice in writing to the Purchaser if the Purchaser: (i) fails to pay the undisputed Charges within 14 days after the date on which such Charges become due in accordance with paragraph 2.5; or (ii) otherwise materially breaches the provisions of this Schedule and, in each case, such breach is not remedied within 30 days. The Purchaser may terminate all or any of the Transitional Services by giving notice in writing to the Seller, the notice period to be at least the length specified for the relevant Transitional Service in Part 3 of this Schedule or immediately by notice in writing if the Seller materially breaches the provisions of this Schedule and such breach is not remedied within 30 days.

EXECUTION VERSION

4.2

If a dispute or difference arises between the Seller and the Purchaser out of or in connection with any Transitional Service or other matter covered by this Schedule, the Seller and the Purchaser shall seek to resolve such dispute or difference through the following procedure:

(a)

at the written request of either of the Seller or the Purchaser, the resolution of a dispute or difference shall be escalated for good faith consideration to the IT and Operations Director of the Seller and the Chief Information Officer of the Purchaser (or their respective designees as notified to the other party in writing); and

(b)

failing agreement by the persons above within ten Business Days of such written request, either the Seller or the Purchaser may initiate proceedings in accordance with clause 28 (Governing Law and Jurisdiction) of this agreement.

5.	General Exclusions

5.1

The Seller shall not be liable for any failure to provide, or for any delay in the provision of, or any failure to meet any service levels in respect of any of the Transitional Services if such failure or delay is caused, or to the extent such failure or delay is caused, by the Purchaser or any other member of the Purchaser’s Group or any of their respective officers, directors, employees, contractors, sub-contractors, agents or other representatives.

5.2

In relation to the respective party’s liability in respect of the Transitional Services and other matters in this Schedule (but with no effect on either party’s liability in respect of matters described in any other clause of this agreement):

(a)

neither party excludes or limits its liability: (i) for fraud; or (ii) for death or personal injury caused by its negligence or that of its employees or agents; or (iii) to the extent that such exclusion or limitation of its liability is not permitted by law;

(b)

subject to the foregoing, no party shall be liable to the other or to any member of the Purchaser’s Group or the Seller’s Group (as appropriate) whether in contract, tort (including negligence and breach of statutory duty) or otherwise for any indirect or consequential loss or damage, any loss of profits, loss of revenue, loss of anticipated savings, loss of goodwill or loss of contracts (in each case whether direct or indirect or consequential) or any punitive or exemplary damages, in each case to the extent that they arise in connection with the Transitional Services and the other matters described in this paragraph 5; and

(c)

subject to the foregoing, the maximum liability of: (i) the Seller and any member of the Seller’s Group to the Purchaser; and (ii) the Purchaser and any member of the Purchaser’s Group to the Seller, whether in contract (including under any indemnity), tort (including negligence and breach of statutory duty) or otherwise arising out of or in connection with the provision or receipt of the Transitional Services and the other matters described in this Schedule, shall be the aggregate sum of the Charges received from the Purchaser or a member of the Purchaser’s Group in respect of the Transitional Services.

6.	Purchaser’s Audit Rights

The Seller shall permit any regulator of the Purchaser in respect of the Business access to such systems, information (including, but not limited to, systems management procedures and data security standards), records, materials, explanations and assistance in respect of the Transitional Services as such regulator may reasonably require. The Seller shall ensure it is open and co-operative in performing its obligations under this paragraph 6.

EXECUTION VERSION

PART 3

TRANSITIONAL SERVICES

1.	General

1.1	The Seller shall:

(a)

appoint an ‘Account Manager’ as the primary contact and escalation point who the Purchaser may contact in relation to any matters arising out of the provision and/or receipt of the Transitional Services; and

(b)	provide support to the Purchaser in relation to any queries related to the Transitional Services in the same manner that those queries have been handled during the Comparison Period.

2.	Infrastructure

Service	Global Wide Area Network
Service Description	RSA Global Communications network connecting all RSA businesses with the Group Corporate Centre for the provision of Group Services (e.g. RSA Group Intranet, Finance portals).
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Lotus Notes Email
Service Description

RSA Email Platform used for all internal and external email communication purposes. Each RSA employee has a Lotus Notes Email account (e.g.“name”@[asia/hk/sg].rsagroup.com). There are also some generic business email addresses (e.g. General Broker/Customer contact).

The Lotus Notes application also supports a number of internal business processes (see below) that will need to be migrated to the go-forward solution.

Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Blackberry
Service Description	Mobile technology platforms/devices used by business executives, leaders and managers.

EXECUTION VERSION

Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Vulnerability/Penetration/Protection
Service Description

McAfee Foundstone and Rapid 7 providing vulnerability scanning and protection to enable monitoring of exposure levels of key devices and web-facing infrastructure in respect of reported software flaws.

Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

3.	Applications

Service	Lotus Notes Team rooms
Service Description	Lotus Notes Application has been developed to support a number of business processes. These will need to be migrated to the proposed go-forward solution.
	Team Room	Function	Brief Outline
	IT Help Desk	IT	Team room used to track all IT Help Desk tickets
Service	6 months commencing on the Completion Date.
Term
Notice period for early termination by Purchaser	1 month

Service	WebEx/Phone Conferencing
Service Description	RSA’s Web and Telephone Conferencing Service, provided by WebEx for Web/Phone and Genesys for Phone only
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

EXECUTION VERSION

Service	Remote Access (VPN)
Service Description	RSA internal remote network access. Employees with business requirement to access country specific RSA data services from remote locations / Home (e.g. Agents, Leaders).
Service Term	6 months from the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Performance Management
Service Description	Intranet based application developed in-house, provides basic data input to a set structure for goal setting and reporting.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	EM MI
Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Star 3
Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Fraser
Service Description	Provides Management Reporting of Business Financial Data for RSA Group.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

EXECUTION VERSION

Service	GAIA
Service Description	RSA Geocode Risk Management application – Technology platform used by RSA Group Underwriting to assess geocoded risk locations for Underwriting and Risk accumulation purposes.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	CQE—Commercial Quote Engine – Rating tool for Marine Hull
Service Description	RSA Asia uses a tool called CQE provided by RSA UK Commercial. This system is used by Marine Hull underwriters to rate Marine Hull business.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 Month

EXECUTION VERSION

SCHEDULE 15

INTERPRETATION

1.	In this agreement:

Accounts means the special purpose financial statements of the Singapore Branch for the year ended on the Accounts Date and as set out in the Data Room in folder 1.13;

Accounts Date means 31 December 2013;

Accounting Standards means the accounting standards made or formulated by the Accounting Standards Council under Part III of the Accounting Standards Act 2007 (Cap. 2B) of Singapore and applicable to companies and to foreign companies in respect of their operations in Singapore for the purposes of the Companies Act (Cap. 50) of Singapore;

Additional Senior Employees has the meaning given to it in paragraph 1.3(e) of Schedule 5;

Adjustment Amount has the meaning given in clause 8.2;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller’s Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Agreed Form Deed of Novation means the form of novation agreement set out in Schedule 12;

Assets means the assets to be sold by the Seller to the Purchaser under this agreement that are exclusive to the Business or predominantly used by the Business that are described in Part 1 of Schedule 3;

Assumed Liability Claim has the meaning given in clause 14.2;

Assumed Liabilities means:

(a)	all obligations and liabilities of the Seller under the Contracts;

(b)	all liabilities and obligations (including all business rents, rates and other periodic outgoings) in respect of the Property;

(c)	all obligations and liabilities relating to the Employees who have transferred to the Purchaser pursuant to the provisions of Schedule 7;

(d)

all liabilities and obligations in respect of the Insurance Policies and the Reinsurance Policies (including those liabilities and obligations falling within the scope of (i) the Scheme Assets and Liabilities and (ii) the Non-Transferring Policies);

(e)

(to the extent that such proposals do not form part of the Scheme Assets and Liabilities) any proposals for insurance not accepted as at the Completion Date but which subsequently become policies written by or on behalf of the Business;

(f)	any Tax liabilities in respect of the operation of the Business (including, but not limited to, the utilisation or sale of any Assets) arising after Completion; and

EXECUTION VERSION

(g)	any other obligations relating to the Business;

Audited Regulatory Returns means the audited balance sheet as at the Accounts Date, audited profit and loss accounts for the year ended on that date and other statutory forms, of the Singapore Branch prepared in accordance with the Accounting Standards and the provisions of the Insurance (Valuation and Capital) Regulations 2004 and as set out in the Data Room in folder 1.1.15;

Business means the insurance business carried on by the Seller in or from Singapore, acting through the Singapore Branch, including, but not limited to, all rights and obligations of the Seller under every Insurance Policy and Reinsurance Policy effected by the Seller before the Completion Date (including all outstanding claims arising under such contracts) and the continuation of any legal proceedings by or against the Seller which relate to such rights and obligations, and all the Assets and the Assumed Liabilities but excluding (i) the Excluded Assets, (ii) the Excluded Contracts and (iii) the Excluded Liabilities;

Business Cooperation Agreement means the business cooperation agreement, dated 4 April 2012, between the Seller (both for itself and as agent) and the Singapore Branch set out in the Data Room in folder 6.41.7;

Business Day means a day (other than a Saturday or Sunday ) on which banks are generally open in Singapore and London for normal business;

Business Intellectual Property Rights means all Intellectual Property Rights owned by the Seller or any member of the Seller’s Group and which are exclusive to the Business or predominantly used in connection with the Business, including, without limitation, the Business Trade Marks;

Business Trade Marks means the trade marks owned by the Seller or any member of the Seller’s Group that are used in the connection with the Business including, but not limited to, the trade marks set out in Schedule 13, but excluding the RSA Marks;

Cessation of Business has the meaning given in clause 14.7;

Claims means all rights and claims of the Seller subsisting at Completion under any warranty, term, condition, guarantee or indemnity, whether express or implied, in favour of the Seller in relation to any Asset;

Competing Business has the meaning given in clause 20;

Completion means completion of the sale and purchase of the Business in accordance with this agreement;

Completion Balance Sheet means the completion balance sheet of the Business as at the Completion Balance Sheet Date to be prepared in accordance with Schedule 9;

Completion Balance Sheet Date means the date on which Completion takes place or, if Completion takes place other than on the last day of the calendar month (because that is not a Business Day), the last calendar day of the month immediately preceding the Completion Date;

Completion Date means the date upon which Completion takes place;

Completion Equity means the equity as at Completion being an amount equal to the total aggregate value of the Assets less the total aggregate value of the Assumed Liabilities of the Business as at Completion as ascertained in accordance with the provisions of Schedule 9 and shown in the Completion Balance Sheet;

EXECUTION VERSION

Condition and Conditions have the meaning given in clause 4.1;

Confidentiality Agreement has the meaning given in clause 21.7(d);

Consideration means the total consideration payable by the Purchaser in respect of the Business under this agreement;

Contracts means all contracts and agreements (other than (a) the Property Lease, (b) the contracts of employment with the Employees, (c) the Insurance Policies and the Reinsurance Policies and (d) Excluded Contracts) entered into or orders made before Completion by or on behalf of the Seller with third parties in connection with the Business which remain (in whole or in part) to be performed at Completion including (but without limitation) all orders and contracts for the sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services, or the licensing of Intellectual Property Rights;

control means:

(a)	in relation to a body corporate (Company A), the power of a person to secure (director or indirectly):

(i)	by means of the holding of shares in or the possession of voting power in or in relation to Company A or any other body corporate; or

(ii)	by virtue of any arrangements, including the constitutional documents of Company A or any other body corporate,

that the affairs Company A are conducted in accordance with the wishes of that person; and

(b)	in relation to a partnership or other unincorporated association, the right to a share of more than one-half of its net assets or net income;

Costs means all liabilities, actions, proceedings, costs, expenses, damages, claims and demands (including legal fees);

Counterparty has the meaning given in clause 13.2;

Coverage Confirmation Letter has the meaning given in clause 19.1(a);

Critical Warranties means each of the Warranties set out in paragraphs 1.1, 1.2, 1.3, 1.4, 1.14(a)(ii), 1.14(c) and 1.17 (excluding 1.17(c)) of Schedule 1;

Current Year Seller’s Group Reinsurance Policies has the meaning given in clause 19.1(b);

Data Room means the virtual data room titled Project Signet and hosted by Intralinks, access to which has been made available to the Purchaser and containing those documents listed in the Data Room index annexed to the Disclosure Letter;

Debts means the aggregate amount of all sums due or payable to the Seller in connection with the Business at Completion being those debtors or other sums identified in “Insurance and Reinsurance Debtors” in the draft Completion Balance Sheet to the extent reflected in the Completion Balance Sheet including all premiums outstanding and due to the Seller in connection with the Business, but excluding all provisions for bad or doubtful debts;

Disclosed means information that has been fairly disclosed (being the disclosure of information with sufficient detail to identify the nature and scope of the matter disclosed);

EXECUTION VERSION

Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser together with a Data Room index of the due diligence documents annexed to it in the Agreed Form;

Dispute has the meaning given in clause 28.2(a);

Dispute Meeting has the meaning given in clause 28.2(a);

Dispute Notice has the meaning given in clause 28.2(a);

Distribution Channel Providers means any and all persons (including any agents, distributors, brokers, affinity partners, cedent partners of the Business and their respective representatives) who have an agreement with the Seller for the distribution of any Insurance Policies and/or Reinsurance Policies or any person (other than any Employee) who receives a commission from the Seller from the distribution of any Insurance Policies and/or Reinsurance Policies;

Domain Name means each of www.rsagroup.sg; www.rsagroup.com.sg; www.rsapricelink.sg; www.rsapricelink.com.sg; www.rsa.com.sg; www.royalsun.com.sg; www.royalsunalliance.com.sg; and www.royalandsunalliance.com.sg;

Employees means those individuals employed by the Seller in the Business as at Completion and whose names (as at the date of this agreement) are set out in the document entitled “Employees” set out in the index contained in Annex 2 of the Disclosure Letter;

Employee Excluded Liabilities has the meaning given in paragraph 6 of Schedule 7;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements, and any agreement to create any of the foregoing;

Equipment means all the equipment, tangible chattels, office equipment, computer equipment and software, motor vehicles, furniture and fittings owned by the Seller that are exclusive to the Business or predominantly used by the Business;

Equity means SGD44,075,674, (being the value of the Surplus as shown on pages FS1 and FS2 of the Accounts less the Head Office Account);

Excluded Assets means all the assets of the Seller’s Group (other than the Assets) including, for the avoidance of doubt:

(a)	any right, title or interest in the RSA Name, the Domain Names and RSA Marks and the goodwill of the Business relating to the RSA Name, the Domain Names and RSA Marks;

(b)	amounts recoverable in respect of Tax relating to the Business attributable to periods ended on or before, or transactions occurring on or before, Completion;

(c)	the Front and Cede Business;

(d)	the statutory books and records of the Seller or any other member of the Seller’s Group not exclusively or predominantly related to the Business;

(e)	the benefit of this agreement and the other Transaction Documents; and

(f)	the Retained Business;

EXECUTION VERSION

Excluded Contracts means those contracts and engagements shortly described in Schedule 8;

Excluded Liabilities means any and all:

(a)

without prejudice to the Trade Mark Licence, liabilities or obligations relating to the Retained Business, Licenced RSA Marks or any Employee that does not transfer to the Purchaser after an offer of employment by the Purchaser made in accordance with the provisions of this agreement;

(b)	Tax liabilities that relate to the operation of the Business prior to Completion or which are otherwise attributable to the Seller in respect of the Business;

(c)	Employee Excluded Liabilities;

(d)	liabilities and obligations under the Excluded Contracts, Excluded Assets or in connection with the Front and Cede Business and all bank or other overdrafts and loans owing by the Seller; and

(e)	any Indebtedness between the Seller in connection with the Business and/or any member of the Seller’s Group outstanding as at Completion.

Executive Employee is an Employee who is not a Non-Executive Employee;

Front and Cede Business means the insurance business of the Seller relating to the issuance of local policies by or through its branches in the Middle East which are reinsured and/or facilitated through the Seller’s Singapore branch;

Fundamental Warranties means those Seller’s Warranties set out in paragraphs 1.1, 1.2, 1.3, 1.4 and 1.17 of Schedule 1;

GBP means pounds sterling, the lawful currency of the United Kingdom;

Global Business has the meaning given in clause 18.1(a);

Global Business Reinsurance has the meaning given in clause 18.1(b);

Goodwill means the goodwill of the Business with the exclusive right to carry on the Business in succession to the Seller;

Government Agency means any government, governmental, semi-governmental, administrative, fiscal, taxing or judicial body, department, commission, authority, tribunal, agency or entity, whether at national, provincial, city or local level, and includes any person or body authorised by law or administrative regulation to give consents or impose requirements;

GST means the goods and services tax levied under the Singapore Goods and Services Tax Act (Chapter 117A) and the subsidiary legislation and other Taxes of a similar nature whether levied in Singapore or elsewhere;

Head Office Account means an amount due to the Seller and reflected in the Accounts in the surplus. As at the Accounts Date the amount of the Head Office Account was SGD126,336,000;

Indebtedness means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional

EXECUTION VERSION

sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity) and shall include any indebtedness booked as outstanding between a branch and its parent;

Independent Accountants means such firm of certified public accountants as may be appointed under paragraphs 4.1 and 4.2 of Schedule 9;

Information means all information relating to the Business including (but without limitation) commercial information and techniques including (but not limited to) drawings, formulae, test reports, methodologies, procedures, practices, instruction manuals and tables of operating conditions and including all information relating to the marketing of any products or services supplied by the Business, including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials;

Information Technology means any information technology systems including hardware owned or used by the Seller in connection with the Business and software owned or used by the Seller in connection with the Business, in each case that are material to the Business (excluding any shrink-wrapped, click-wrapped or other software commercially available off-the-shelf);

Initial Consideration has the meaning given in clause 7.1;

Insurance Policy means a contract of insurance issued by the Seller as principal acting through the Singapore Branch which is regulated as part of the Business and which is entered into before Completion;

Intellectual Property Rights means rights in trade marks, rights in designs, patents, copyright, moral rights, database rights, rights in know-how and all other intellectual property rights in each case whether registered or unregistered, together with applications for the grant of any of these rights, and together also with all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

Investments means the investments attributable to the Business including debt securities under the Singapore Insurance Fund and the Offshore Insurance Fund;

Inwards Reinsurance Policy means each facultative and treaty inwards reinsurance policy entered into by the Seller acting through the Singapore Branch in connection with the Business before Completion;

Landlord means the counterparty of the Property Lease whose consent is required to assign or novate the Property Lease;

Licensed RSA Marks has the meaning given in the Trade Mark Licence;

Long Stop Date means the date falling 18 months after the date of this agreement;

Management Accounts has the meaning given in paragraph 1.8 of Schedule 1;

MAS means the Monetary Authority of Singapore;

MAS Approval has the meaning given in clause 4.1(a);

Material Contract means the agreements entered into by the Seller in connection with the Business and set out in the Data Room in folder 6.41;

EXECUTION VERSION

Network Partner has the meaning given in clause 18.1(c);

Non-Executive Employee means any Employee falling within the scope of Section 18A of the Singapore Employment Act (Cap. 91), whose names (as at the date of this agreement) are set out in the document entitled “Employees” set out in the index contained in Annex 2 of the Disclosure Letter;

Non-Transferring Policy means each Insurance Policy and/or Reinsurance Policy (excluding, for the avoidance of doubt, the Seller’s Group Policies) entered into by the Seller acting through the Singapore Branch in connection with the Business which (i) requires the consent or agreement of the Counterparty in order to be transferred to the Purchaser under the Scheme or (ii) does not fall within the scope of Division 1 of Part IIIAA of the Singapore Insurance Act (Cap. 142) and therefore is not capable of being transferred under the Scheme;

Outstanding Non-Transferring Policy has the meaning given in clause 13.4;

Premium Agreement means the various licence agreements and the software maintenance agreement set out in folder 5.15.6 of the Data Room;

Property means the Property described in Schedule 4;

Property Lease means, in respect of the Property referred to in Schedule 4, the lease under which it is held by the Seller as the tenant and includes every deed varying the lease and every licence granted under the lease and any option for renewal of the Property Lease;

Public Official means:

(a)

an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Government Agency, including such persons that have otherwise been appointed to serve with a public authority or other agency or have been commissioned to perform public administrative services regardless of the organizational form chosen to fulfil such duties;

(b)	a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Government Agency;

(c)	an officer of, or individual who holds a position in, a political party;

(d)	a candidate for political office;

(e)	an individual who holds any other official, ceremonial or other appointed or inherited position with a Government Agency; or

(f)	an individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.

Purchaser’s Group means the Purchaser and all its subsidiaries, holding companies and the subsidiaries of all its holding companies at the date of this agreement;

Purchaser’s Solicitors means Baker & McKenzie.Wong & Leow;

Rating Downgrade has the meaning given in clause 22.2;

Reinsurance Claim has the meaning given in clause 13.7;

EXECUTION VERSION

Reinsurance Policy means each facultative and treaty inwards and outwards reinsurance policy entered into by the Seller acting through the Singapore Branch in connection with the Business before Completion;

Relevant Date means the date which is three years prior to the date of execution of this agreement;

Reserves means any reserve maintained by the Seller in relation to liabilities, whether for claims or otherwise, arising from the Insurance Policies;

Retained Business means any business activities, operations, assets, rights, obligations or liabilities of any member of the Seller’s Group (including the Excluded Assets, the Excluded Contracts and the Excluded Liabilities) other than the Business;

RSA Marks means the RSA Name and any associated logos, devices (including the “RSA wheel in motion”) or get-up and any other mark owned by any member of the Seller’s Group and any right, title or interest in or to the foregoing;

RSA Name means the names RSA, Royal & Sun Alliance or any words that include those words or are confusingly similar thereto;

Rules has the meaning given in clause 28.3(a);

Scheme means the scheme of transfer in the Agreed Form as set out in Schedule 11 (subject to, any modification, addition or condition which may be agreed by the Seller and the Purchaser or approved or required by the MAS or the Singapore Court) to be filed or lodged pursuant to and/or under section 49FB of the Singapore Insurance Act (Cap. 142) for the transfer of the Scheme Assets and Liabilities by the Seller to the Purchaser;

Scheme Assets and Liabilities means those Assets and Assumed Liabilities which are capable of being transferred under Division 1 of Part IIIAA of the Singapore Insurance Act (Cap. 142);

Seller’s Group means the Seller and all its subsidiaries, holding companies and the subsidiaries of all its holding companies at the date of this agreement;

Seller’s Group Policies has the meaning given in clause 19.3;

Seller’s Group Reinsurance Policies has the meaning given in clause 19.1(c);

Seller’s Solicitors means Allen & Overy, Hong Kong of 9th Floor, Three Exchange Square, Hong Kong;

Senior Employee has the meaning given in paragraph 1.18(a)(i) of Schedule 1;

SGD means Singapore dollars, the lawful currency of Singapore;

Singapore means the Republic of Singapore;

Singapore Branch means the Seller, acting through its Singapore branch, whose registered branch office is at 60 Anson Road, #09-01, Mapletree Anson, Singapore 079914;

Singapore Court means the High Court of Singapore;

Singapore Court Order has the meaning given in clause 4.1(b);

EXECUTION VERSION

Singapore Standards on Auditing means the auditing standards issued by the Institute of Singapore Chartered Accountants;

subsidiary has the meaning given in paragraph 2 of this Schedule 15;

Surplus means an aggregation of the amounts shown in the Accounts as surplus on each of pages FS1 and FS2, being an amount equal to SGD170,411,674 as at the Accounts Date;

Tax or Taxation means:

(a)

any liability to any form of taxation, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of any part of the world whether national, federal, state or local (including, without limitation, Singapore and the United Kingdom) whenever created or imposed and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, capital gains tax, stamp duty, payroll tax, withholding tax, value added tax, taxes on goods and services, taxes on sales, rates, customs and other import and export duties and excise duties;

(b)

an amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or right to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation; and

(c)

all costs, interest, penalties, charges, additions to tax, surcharges, fines and expenses incidental or relating to taxation or to any relief, allowance, set off or deduction in computing profits or right to repayment of taxation;

Tax Warranties means the Warranties given in paragraph 1.19 of Schedule 1;

Trade Mark Licence means the trade mark licence of the RSA Marks in the Agreed Form;

Transaction Documents means this agreement, the documents referred to in it and any other agreements executed or to be executed by the parties (or by the Seller and the Purchaser alone) on the date of this agreement or Completion including, for the avoidance of doubt, the Scheme and the Trade Mark Licence;

Transferred Policy has the meaning given in clause 13.3;

Transitional Services has the meaning given in Schedule 14;

USD means United States dollars, the lawful currency of the United States of America;

Warranties means the warranties on the part of the Seller contained in Schedule 1;

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Warranties;

Wholly-owned Subsidiary has the meaning given in paragraph 2 of this Schedule 15; and

Wholly-owned Group means a body corporate and any holding company of which it is a Wholly-owned Subsidiary and any other Wholly-owned Subsidiaries of that holding company (including any Wholly-owned Subsidiary of the body corporate).

2.	(a) A company is a subsidiary of another company, its holding company, if that other company:

EXECUTION VERSION

(i)	controls the composition of the board of directors of the first mentioned company; or

(ii)	controls more than half of the voting power of the first mentioned company; or

(iii)

holds more than half of the issued share capital of the first mentioned company (excluding any part of it which carries no right to participate beyond a specified amount in a distribution of either profits or capital), or if it is a subsidiary of a company which is itself a subsidiary of that other company.

(b)

A company is a Wholly-owned Subsidiary of another company if it has no members except that other company and that other company’s Wholly-owned Subsidiaries or persons acting on behalf of that other company or its Wholly-owned Subsidiaries.

3.

Where any statement in Schedule 1 or in the Disclosure Letter is qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after having made due and careful enquiry of the following individuals:

Name	Title
Chris Colahan	CEO—Asia and Specialty
Terrance Charles	Regional Human Resources Director – Asia
Gareth Roberts	Chief Financial Officer – Asia, Singapore and Large & Complex
Joanne Fox	General Counsel – Asia
Ravikumar Murungacheri Ramachandran	IT & Ops Director – Asia, Singapore and Large & Complex
Sandeep Gopal	Head of Risk – Asia, Singapore and Large & Complex
Guy Money	Regional Underwriting Manager
Phil Bulgin	Head of Mergers & Acquisitions, Emerging Markets
Malin Fredriksson	Chief Underwriting Officer, L&C AME
Nick Garrity	Strategic Marketing & Broker Relationship Director, L&C AME
Paul Houston	Head of Risk Management, L&C AME
Mark Burr	Head of Claims, L&C AME
Luke Hallet	Finance Director, L&C AME
Jacquelyn Goh	CEO, Singapore Retail
Bernard Tan	Agency Director, Singapore Retail
Andy Tsui	Technical Director, Singapore Retail
Angeline Sena	Claims Director, Singapore
Phyllis Tham	Deputy Head of Brokers & Affinity Singapore Retail
Amit Chhalani	Finance Director, Singapore Retail
Priscilla Teo	Head of Compliance
Tassos Anastasiou	Chief Actuary, Emerging Markets

4.

Where any statement in this agreement is qualified by the expression so far as the Purchaser is aware or to the best of the Purchaser’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Purchaser after having made due and careful enquiry of the following individuals:

EXECUTION VERSION

Name	Title
Wesley Dupont	EVP, General Counsel
Thomas Bradley	EVP, Chief Financial Officer
Frank D’Orazio	President, Bermuda & International Insurance
Julian James	President, London Branch Manager
William Cotter	EVP, Asia Pacific Division
Vivian Blanco	SVP, Deputy General Counsel
Sarah Doran	SVP, Investor Relations and Treasurer
Lee Dwyer	SVP, Finance
Peter Cooper	SVP, Chief International Corporate Actuary
Katherine Richardson	SVP, Human Resources

5.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)

any subordinate legislation made (before or after signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

6.	In this agreement:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual/a natural person include his estate and personal representatives;

(c)	subject to clause 24 references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party;

(d)	references to the singular includes the plural and vice versa unless the context otherwise requires;

(e)	the words including and include mean including without limitation and include without limitation, respectively;

(f)	any reference importing a gender includes the other genders;

(g)	any reference to a time of day is to Singapore time;

(h)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of electronic communication;

(i)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document; and

(j)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated.

7.

If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence.

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8.

The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

9.

A reference in this agreement to any Singaporean legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than Singapore, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

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SIGNATORIES

Signed by Phil Bulgin	)
for ROYAL & SUN ALLIANCE INSURANCE PLC	)	…/s/ Phil Bulgin………………………………..

Signed by Wesley D. Dupont	)

for ALLIED WORLD ASSURANCE COMPANY, LTD	)	…/s/ Wesley D. Dupont…………..